                                                                   Exhibit 10.23
                                                                  EXECUTION COPY

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                           RECAPITALIZATION AGREEMENT

                                  by and among

                         DANIELSON HOLDING CORPORATION,
                             a Delaware corporation,

                     AMERICAN COMMERCIAL LINES HOLDINGS LLC,
                      a Delaware limited liability company,

                         AMERICAN COMMERCIAL LINES LLC,
                      a Delaware limited liability company,

               each of the Preferred Unitholders signatory hereto,

                                       and

              each of the Management Unitholders signatory hereto.

                                   Dated as of
                                 March 15, 2002

================================================================================

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                                TABLE OF CONTENTS

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ARTICLE I CERTAIN DEFINITIONS ...................................................................       2

ARTICLE II RECAPITALIZATION; CLOSING ............................................................      12
         Section 2.1.    Recapitalization .......................................................      12
         Section 2.2.    Closing Deliveries .....................................................      12
         Section 2.3.    Closing Date; Time and Place of Closing ................................      13
         Section 2.4.    Withholding Rights .....................................................      13
         Section 2.5.    Transaction Structure ..................................................      13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACL HOLDINGS AND ACL ..............................      14
         Section 3.1.    Organization; Authorization; Etc .......................................      14
         Section 3.2.    Capitalization .........................................................      15
         Section 3.3.    Financial Statements ...................................................      16
         Section 3.4.    Undisclosed Liabilities ................................................      17
         Section 3.5.    Properties .............................................................      17
         Section 3.6.    Absence of Certain Changes .............................................      18
         Section 3.7.    Litigation; Orders .....................................................      18
         Section 3.8.    Licenses, Approvals, Other Authorizations, Consents, Reports, Etc ......      18
         Section 3.9.    Labor Matters ..........................................................      19
         Section 3.10.   Compliance with Laws ...................................................      19
         Section 3.11.   Insurance ..............................................................      19
         Section 3.12.   Material Contracts .....................................................      20
         Section 3.13.   Fixed Assets ...........................................................      21
         Section 3.14.   Environmental Matters ..................................................      21
         Section 3.15.   Affiliate Transactions .................................................      22
         Section 3.16.   Intellectual Property ..................................................      22
         Section 3.17.   Employee Benefit Plans .................................................      23
         Section 3.18.   Brokers, Finders, Etc ..................................................      25
         Section 3.19.   Customer Contracts; Sales ..............................................      25
         Section 3.20.   Condition of Property ..................................................      25
         Section 3.21.   Citizenship ............................................................      25
         Section 3.22.   Taxes ..................................................................      25
         Section 3.23.   No Material Misstatements ..............................................      27
         Section 3.24.   Certain Business Practices and Regulations .............................      27
         Section 3.25.   SEC Filings ............................................................      27
         Section 3.26.   No Outside Reliance ....................................................      28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF DHC ................................................      28
         Section 4.1.    Incorporation; Authorization; Etc ......................................      28
         Section 4.2.    Capitalization .........................................................      29
         Section 4.3.    Litigation; Orders .....................................................      29
         Section 4.4.    Employee Benefit Plans .................................................      29
         Section 4.5.    Approvals, Other Authorizations or Consents ............................      29
         Section 4.6.    Brokers, Finders, Etc ..................................................      29
         Section 4.7.    Qualifications of DHC ..................................................      30
         Section 4.8.    Acquisition for Investment .............................................      30
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         Section 4.9.    SEC Filings ............................................................      30
         Section 4.10.   Financial Statements ...................................................      30
         Section 4.11.   Undisclosed Liabilities ................................................      31
         Section 4.12.   Material Adverse Effect ................................................      31
         Section 4.13.   Transactions with Parties ..............................................      31
         Section 4.14.   HSR Exemption ..........................................................      31
         Section 4.15.   No Outside Reliance ....................................................      31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF EACH  PREFERRED UNITHOLDER AND
         MANAGEMENT UNITHOLDER ..................................................................      31
         Section 5.1.    Organization; Authorization; Etc .......................................      31
         Section 5.2.    Title to Units .........................................................      32
         Section 5.3.    Acquisition for Investment .............................................      32
         Section 5.4.    Foreign Status .........................................................      32

ARTICLE VI COVENANTS OF THE PARTIES .............................................................      33
         Section 6.1.    Reasonable Best Efforts ................................................      33
         Section 6.2.    Conduct of Business ....................................................      33
         Section 6.3.    Public Announcements ...................................................      35
         Section 6.4.    Termination of Discussions .............................................      35
         Section 6.5.    Ratings ................................................................      36
         Section 6.6.    Management Stock Plan; Restricted DHC Common Stock .....................      36
         Section 6.7.    Exchange Offer and Consent Solicitation ................................      37
         Section 6.8.    Bank Amendment .........................................................      37
         Section 6.9.    Cooperation ............................................................      37
         Section 6.10.   Chapter 11 Case and Chapter 11 Plan ....................................      37
         Section 6.11.   Approval of Termination Amount .........................................      37
         Section 6.12.   Monthly Financial Statements ...........................................      38
         Section 6.13.   GMS/Vessel Leasing Acquisition .........................................      38
         Section 6.14.   Full Access ............................................................      38
         Section 6.15.   Management Unitholders .................................................      38
         Section 6.16.   Employee Matters .......................................................      38

ARTICLE VII TAX MATTERS                                                                                39
         Section 7.1.    Tax Allocations ........................................................      39
         Section 7.2.    Tax Returns ............................................................      39
         Section 7.3.    Section 108 ............................................................      40
         Section 7.4.    Partnership Status .....................................................      40
         Section 7.5.    Transfer Taxes .........................................................      41
         Section 7.6.    Section 754 or Other Election ..........................................      41

ARTICLE VIII CONDITIONS TO DHC'S OBLIGATIONS TO CLOSE ...........................................      41
         Section 8.1.    Representations, Warranties and Covenants ..............................      41
         Section 8.2.    Filings; Consents; Waiting Periods .....................................      41
         Section 8.3.    No Injunction ..........................................................      41
         Section 8.4.    Deliveries .............................................................      41
         Section 8.5.    Amended and Restated Credit Agreement; DIP Facility; Exit Facility .....      41
         Section 8.6.    Exchange Offer and Consent Solicitation ................................      42
         Section 8.7.    Receivables Facility ...................................................      42
         Section 8.8.    Legal Proceedings ......................................................      42
         Section 8.9.    Mutual Release .........................................................      42
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ARTICLE IX CONDITIONS TO OBLIGATIONS OF ACL HOLDINGS AND ACL TO CLOSE ...........................      42
         Section 9.1.    Representations, Warranties and Covenants ..............................      42
         Section 9.2.    Filings; Consents; Waiting Periods .....................................      43
         Section 9.3.    No Injunction ..........................................................      43
         Section 9.4.    Deliveries .............................................................      43
         Section 9.5.    Amended and Restated Credit Agreement; DIP Facility; Exit Facility .....      43
         Section 9.6.    Exchange Offer and Consent Solicitation ................................      43
         Section 9.7.    Receivables Facility ...................................................      43
         Section 9.8.    Legal Proceedings ......................................................      43
         Section 9.9.    Mutual Release .........................................................      44

ARTICLE X CONDITIONS TO OBLIGATIONS OF PREFERRED UNITHOLDERS TO CLOSE ...........................      44
         Section 10.1.   Representations, Warranties and Covenants ..............................      44
         Section 10.2.   Filings; Consents; Waiting Periods .....................................      44
         Section 10.3.   No Injunction ..........................................................      44
         Section 10.4.   Deliveries .............................................................      44
         Section 10.5.   Exchange Offer and Consent Solicitation ................................      44
         Section 10.6.   Legal Proceedings ......................................................      44
         Section 10.7.   Mutual Release .........................................................      45

ARTICLE XI CONDITIONS TO OBLIGATIONS OF MANAGEMENT UNITHOLDERS TO CLOSE .........................      45
         Section 11.1.   Representations, Warranties and Covenants ..............................      45
         Section 11.2.   Filings; Consents; Waiting Periods .....................................      45
         Section 11.3.   No Injunction ..........................................................      45
         Section 11.4.   Deliveries .............................................................      45
         Section 11.5.   Legal Proceedings ......................................................      45
         Section 11.6.   Mutual Release .........................................................      45

ARTICLE XII TERMINATION                                                                                46
         Section 12.1.   Termination ............................................................      46
         Section 12.2.   Procedure and Effect of Termination ....................................      47

ARTICLE XIII MISCELLANEOUS ......................................................................      48
         Section 13.1.   Non-Survival ...........................................................      48
         Section 13.2.   Counterparts ...........................................................      48
         Section 13.3.   Governing Law; Jurisdiction and Forum ..................................      49
         Section 13.4.   Entire Agreement; Third-Party Beneficiary ..............................      49
         Section 13.5.   Expenses ...............................................................      49
         Section 13.6.   Notices ................................................................      50
         Section 13.7.   Successors and Assigns .................................................      51
         Section 13.8.   Headings; Definitions ..................................................      51
         Section 13.9.   Amendments and Waivers .................................................      51
         Section 13.10.  Interpretation; Absence of Presumption; Confidentiality ................      51
         Section 13.11.  Severability ...........................................................      52
         Section 13.12.  Timing .................................................................      52
         Section 13.13.  Exhibits and Schedules .................................................      53
         Section 13.14.  Acknowledgments ........................................................      53
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                                       iii

                             EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A     -  Restructuring Term Sheet
Exhibit B     -  Terms of New Senior Notes
Exhibit C     -  Terms of New Senior Subordinated Notes
Exhibit D     -  Management Employment Terms
Exhibit E     -  Management Stock Plan
Exhibit F     -  DIP Facility Term Sheet
Exhibit G     -  GMS/Vessel Leasing Acquisition Term Sheet
Exhibit H     -  Mutual Release
Exhibit I     -  Amended and Restated Credit Agreement Terms/Exit Facility Terms

Schedules:

Schedule 1    -  Common Unitholders
Schedule 2.1  -  Exchanges and Contributions; Consideration
Schedule 3.1  -  Subsidiaries of ACL Holdings and ACL
Schedule 3.2  -  Capital Stock; Membership Interests
Schedule 3.3  -  Financial Statements
Schedule 3.4  -  Undisclosed Liabilities
Schedule 3.5  -  Real Property and Encumbrances
Schedule 3.6  -  Absence of Certain Changes
Schedule 3.7  -  Litigation; Orders
Schedule 3.8  -  Material Licenses and Permits
Schedule 3.9  -  Labor Matters
Schedule 3.10 -  Compliance with Laws
Schedule 3.11 -  Insurance
Schedule 3.12 -  Material Contracts
Schedule 3.13 -  Fixed Assets
Schedule 3.14 -  Environmental Matters
Schedule 3.15 -  Affiliate Transactions
Schedule 3.16 -  Intellectual Property
Schedule 3.17 -  ACL Employee Benefit Plans
Schedule 3.19 -  Customer Contracts
Schedule 3.20 -  Condition of Property
Schedule 3.22 -  Taxes
Schedule 4.2  -  Capitalization
Schedule 4.3  -  Litigation; Orders
Schedule 4.4  -  DHC Employee Benefit Plans
Schedule 4.5  -  DHC Approvals, Other Authorizations or Consents
Schedule 8.2  -  Filings; Consents; Waiting Periods
Schedule 8.9  -  Management Agreements

            This RECAPITALIZATION AGREEMENT (this "Agreement"), is dated as of March 15, 2002, by and among (i) DANIELSON HOLDING CORPORATION, a Delaware corporation ("DHC"), (ii) AMERICAN COMMERCIAL LINES HOLDINGS LLC, a Delaware limited liability company ("ACL Holdings"), (iii) AMERICAN COMMERCIAL LINES LLC, a Delaware limited liability company and a wholly owned Subsidiary of ACL Holdings ("ACL"), (iv) each of the persons holding Preferred Units and Common Units (other than the Management Unitholders) that are listed on the Preferred Unitholder signature page attached hereto (the "Preferred Unitholders"), and (v) each of the members of management of ACL Holdings and/or ACL holding Preferred Units and Common Units (the "Management Unitholders") that are listed on the Management Unitholder signature page attached hereto. DHC, ACL Holdings, ACL, the Preferred Unitholders, and the Management Unitholders are collectively referred to herein as the "Parties." Capitalized terms used and not otherwise defined herein are defined in Article I below.

            WHEREAS, the Parties have engaged in good faith negotiations with the objective of reaching an agreement with respect to the Restructuring of ACL Holdings and ACL and agree that the Restructuring is in their mutual best interests;

            WHEREAS, all Common Unitholders will surrender their Common Units to ACL Holdings in exchange for the Mutual Release pursuant to the Merger (the "Common Unit Surrender");

            WHEREAS, the Management Unitholders will exchange all of the Preferred Units held by them for the Mutual Release (the "Management Unitholder Exchange");

            WHEREAS, DHC proposes to: (a) exchange cash in an aggregate amount of $7.0 million for all of the Preferred Units held by the Preferred Unitholders (the "DHC Preferred Exchange"); and (b) contribute, and/or cause one or more of its Subsidiaries to contribute, to ACL Holdings in exchange for newly issued DHC Common Units (i) $25.0 million in cash (the "Cash Contribution") and (ii) the DHC Senior Notes (collectively, the "DHC Contribution" and, together with the Cash Contribution and the DHC Preferred Exchange, the "DHC Transactions");

            WHEREAS, the Common Unit Surrender, the Management Unitholder Exchange, and the DHC Transactions are collectively referred to herein as the "Recapitalization";

            WHEREAS, following the Recapitalization, DHC shall hold 100% of the issued and outstanding membership interests of ACL Holdings;

            WHEREAS, the Recapitalization is part of a larger plan to restructure the obligations of ACL Holdings and ACL (the "Debt Restructuring"), pursuant to which, on the Closing Date:

            (a) ACL's Existing Credit Agreement shall be amended and restated in accordance with the terms set forth in the term sheet attached hereto as Exhibit A (the "Restructuring Term Sheet");

            (b) the Senior Noteholders shall (i) exchange their Senior Unsecured Notes (the "Exchanged Notes") for (A) $120.0 million in aggregate principal amount of ACL's newly-issued 11.25% cash pay Senior Notes due 2008, the material terms of which are set forth on Exhibit B (the "New Senior Notes"), (B) $116.507 million in aggregate principal amount of ACL's newly-issued 12% pay-in-kind Senior Subordinated Notes due 2008, the material terms of which are set forth on Exhibit C (the "New Senior Subordinated Notes"), (C) up to $20.0 million in aggregate principal amount of New Senior Notes in full satisfaction of up to $20.0 million of accrued and unpaid interest owing in respect of the Exchanged Notes, and (D) to the extent that the accrued and unpaid interest on the Exchanged Notes as of the Closing Date exceeds $20.0 million, New Senior Subordinated Notes having an aggregate principal amount equal to such excess amount in full satisfaction of such accrued and unpaid interest, and (ii) consent to amendments to the Indenture, each of (i) and (ii) to be effected through an exchange offer and consent solicitation exempt from registration pursuant to the provisions of
Section 3(a)(9) of the Securities Act (the "Exchange Offer and Consent Solicitation"); and

            (c) the Receivables Facility shall be replaced on substantially the same terms;

            WHEREAS, if (i) holders of at least 95% of the outstanding aggregate principal amount of Senior Unsecured Notes do not accept the Exchange Offer and Consent Solicitation, or (ii) a Chapter 11 Case is commenced, the Restructuring will be implemented pursuant to the pre-negotiated reorganization plan attached to the documentation evidencing the Exchange Offer and Consent Solicitation (the "Chapter 11 Plan") confirmed under Section 1129 of the Bankruptcy Code;

            WHEREAS, DHC shall purchase the equity interests that 399 Ventures currently owns in GMS from 399 Ventures and the equity interests that Vectura currently owns in Vessel Leasing from Vectura (the "GMS/Vessel Leasing Acquisition") on the same material terms and conditions set forth in the GMS/Vessel Leasing Acquisition Term Sheet attached hereto as Exhibit G (the "GMS/Vessel Leasing Acquisition Term Sheet");

            WHEREAS, this Agreement is being executed by the Preferred Unitholders and the Management Unitholders in their capacities as equity holders and, if applicable, not as members of the Board of Representatives of ACL Holdings or in any other capacity, it being acknowledged that any duties and conduct as members of the Board of Representatives of ACL Holdings shall be solely as prescribed by law and/or the Existing LLC Agreement and not by this Agreement; and

            WHEREAS, the Parties acknowledge that all actions and determinations taken by either ACL Holdings or ACL pursuant to this Agreement shall require the prior approval of its Board of Representatives.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                   ARTICLE I
                               CERTAIN DEFINITIONS

            As used in this Agreement, the following terms shall have the following meanings:

            "399 Ventures" means 399 Venture Partners, Inc., a Delaware corporation.

            "Accounting Principles" means, with respect to any person, the following: (i) each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP, unless a different meaning is set forth herein for such term; (ii) the calculation of the levels of the accounts shall be done based on a consistent application of accounting principles as utilized in the preparation of the most recent balance sheet of such person included in the Schedules hereto, including with respect to the nature or classification of accounts, closing proceedings, levels of reserves or levels of accruals, other than as a result of objective changes in the underlying business; and (iii) for purposes of the preceding clause, the "consistent application of accounting principles" shall exclude changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their presentation, as well as all changes in practices, methods, conventions or assumptions used in making accounting estimates.

            "Accredited Investor" has the meaning assigned to such term in Rule 501 of the Securities Act.

            "ACL" has the meaning set forth in the preamble hereto.

            "ACL Balance Sheet" has the meaning set forth in Section 3.3(a) .

            "ACL Current Employees" has the meaning set forth in Section 3.17(a)
..

            "ACL Employee Benefit Plans" has the meaning set forth in Section 3.17(a) .

            "ACL Employees" has the meaning set forth in Section 3.17(a) .

            "ACL Financial Statements" has the meaning set forth in Section 3.3(a) .

            "ACL Fixed Assets" has the meaning set forth in Section 3.13(a) .

            "ACL Foreign Plans" has the meaning set forth in Section 3.17(g) .

            "ACL Former Employees" has the meaning set forth in Section 3.17(a)
..

            "ACL Holdings" has the meaning set forth in the preamble hereto.

            "ACL Income Statement" has the meaning set forth in Section 3.3(a) .

            "ACL Indebtedness" has the meaning set forth in Section 3.12(a) .

            "ACL Intellectual Property Rights" has the meaning set forth in
Section 3.16(a).

            "ACL Joint Ventures" means, collectively, GMS, Vessel Leasing, and UABL, Ltd.

            "ACL Leased Real Property" has the meaning set forth in Section 3.5(a) .

            "ACL Leases" has the meaning set forth in Section 3.5(a) .

            "ACL Licenses" has the meaning set forth in Section 3.8(a) .

            "ACL Multiemployer Plan" has the meaning set forth in Section 3.17(h) .

            "ACL Owned Real Property" has the meaning set forth in Section 3.5(a) .

            "ACL Permitted Encumbrances" means (i) those Encumbrances listed on
Schedule 3.5 hereto, (ii) liens for current ad valorem Taxes not yet due and payable and (iii) any such Encumbrances as do not have a material adverse effect on ACL Holdings or ACL.

            "ACL Required SEC Filings" has the meaning set forth in Section
3.25.


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

            "ACL SEC Documents" means the Form 10-K for the fiscal year ended December 29, 1999 and all Form 10-Ks, Form 10-Qs, and Form 8-Ks filed by ACL with the SEC since the date of such Form 10-K prior to the date of this Agreement.

            "Acquisition Proposal" has the meaning set forth in Section 6.4(b).

            "Act" means the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et. seq., as in effect from time to time.

            "Affiliate" (and, with a correlative meaning, "Affiliated") means, with respect to any person, any other person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such person, and, if such a person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

            "Agreement" has the meaning set forth in the preamble hereto.

            "Amended and Restated Credit Agreement" has the meaning set forth in
Section 6.8.

            "Average Share Price" means the average of the Daily Per Share Prices for the five consecutive trading days ending on the date of this Agreement.

            "Bankruptcy Code" means Title 11 of the United States Code.

            "Bankruptcy Court" means the United States bankruptcy court having jurisdiction over a Chapter 11 Case.

            "Break-Fee" has the meaning set forth in Section 12.2(b)(i).

            "Brown" means Brown Water Transportation Corp., a Delaware corporation and wholly owned Subsidiary of CSX.

            "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

            "Cash Contribution" has the meaning set forth in the recitals hereto.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

            "Chapter 11 Case" means any voluntary or involuntary case commenced under Chapter 11 of the Bankruptcy Code for ACL Holdings, ACL or any of their Subsidiaries.

            "Chapter 11 Confirmation Order" has the meaning set forth in Section 2.2(b) .

            "Chapter 11 Plan" has the meaning set forth in the recitals hereto.

            "check-the-box regulations" has the meaning set forth in Section 3.22(k).

            "Closing" (and, with a correlative meaning, "Close") means the consummation of the transactions contemplated by this Agreement.

            "Closing Date" has the meaning set forth in Section 2.3.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Common Unitholders" means those persons holding only Common Units and listed on Schedule 1.

            "Common Units" means, collectively, the Senior Common Units and the Junior Common Units.

            "Common Unit Surrender" has the meaning set forth in the recitals hereto.

            "Confidentiality Agreement" means the Second Amended and Restated Confidentiality Agreement, dated as of September 21, 2001, amended and restated as of December 14, 2001 and amended and restated as of December 28, 2001, between ACL Holdings and DHC, as further amended, restated or modified from time to time.

            "controlled foreign corporation" has the meaning assigned to such term in Section 957 of the Code.

            "Controlled Group Members" means, with respect to any person, a member of a controlled group of corporations or a trade or business under common control with such person within the meaning of Section 414(b) or 414(c) of the Code.

            "CSX" means CSX Corporation, a Virginia corporation.

            "CSX Confidentiality Agreement" means the Confidentiality Agreement, dated as of January 29, 2002, between DHC and CSX, as amended, restated or modified from time to time.

            "Daily Per Share Price" means, for any trading day, the volume-weighted average of the per-share selling prices of DHC Common Stock on any applicable market or exchange for such trading day, as reported by Bloomberg Financial Markets (or, if such service is unavailable, a service providing similar information selected by CSX, 399 Ventures, and DHC).

            "Debt Restructuring" has the meaning set forth in the recitals hereto.

            "DHC" has the meaning set forth in the preamble hereto.

            "DHC Balance Sheet" has the meaning set forth in Section 4.10(a).

            "DHC Common Exchange" has the meaning set forth in the recitals hereto.

            "DHC Common Stock" means DHC's Common Stock, par value $0.01 per share.

            "DHC Common Units" means common units of ACL Holdings to be issued to DHC pursuant to the Existing LLC Agreement.

            "DHC Contribution" has the meaning set forth in the recitals hereto.

            "DHC Financial Statements" has the meaning set forth in Section 4.10(a).

            "DHC Income Statement" has the meaning set forth in Section 4.10(a).

            "DHC Lock-Up Agreement" means the Lock-Up, Support and Voting Agreement, dated as of February 26, 2002, by and among ACL Holdings, ACL, and DHC (as amended, restated or modified from time to time).

            "DHC Preferred Exchange" has the meaning set forth in the recitals hereto.

            "DHC Private Placement" means any sale after the date hereof and prior to the Closing by DHC of DHC Common Stock, for the purpose of financing the Cash Contribution, pursuant to a transaction exempted from the registration requirements of the Securities Act to one or more Accredited Investors that are not Affiliates of DHC or any of its Subsidiaries and that have been identified by a qualified placement agent.

            "DHC Rights Offering" means the rights offering that may be launched by DHC after the date hereof and prior to the Closing for the purpose of financing the Cash Contribution.

            "DHC SEC Documents" means the Form 10-K for the fiscal year ended December 31, 1999, all Form 10-Ks, Form 10-Qs, and Form 8-Ks filed by DHC with the SEC since the date of such Form 10-K prior to the date of this Agreement, and the Proxy Statement of DHC filed with the SEC on August 2, 2001.

            "DHC Senior Notes" means $58.493 million in aggregate principal amount of Senior Unsecured Notes, together with all interest obligations thereon, if any, held by DHC and/or one or more of its Subsidiaries.

            "DHC Transactions" has the meaning set forth in the recitals hereto.

            "DIP Facility" means the $65.0 million superpriority, senior secured, priming debtor-in-possession revolving credit and letter of credit facility to be provided by JPMorgan Chase Bank and arranged by J.P. Morgan Securities, Inc., and having the terms and conditions set forth in Exhibit F attached hereto.

            "Disclosure Statement" has the meaning set forth in Section 12.1(f).

            "Encumbrances" means mortgages, liens, encumbrances, security interests, covenants, conditions, restrictions, rights-of-way, easements, encroachments, options, rights of first offer, rights of first refusal, claims and any other matters affecting title.

            "Environmental Law" means any and all U.S. and foreign federal, state and local laws, ordinances and regulations, all other requirements having the force and effect of law, and all common law, relating to pollution, the protection of the environment or the discharge or Release of materials into the environment.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Exchanged Notes" has the meaning set forth in the recitals hereto.

            "Exchange Offer and Consent Solicitation" has the meaning set forth in the recitals hereto.

            "Existing Credit Agreement" means, collectively, the Credit Agreement, dated as of June 30, 1998, by and among ACL Holdings, ACL, the lenders party thereto, and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), a New York banking corporation, as issuing bank, as administrative agent, as security trustee, and as collateral agent (as amended, restated or modified through the date of this Agreement) and the Loan Documents (as defined therein).

            "Existing LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of ACL Holdings, dated as of April 27, 1999, by and among ACL Holdings and its members (as amended, restated or modified through the date of this Agreement).

            "Exit Facility" means, in the event that a Chapter 11 Plan is filed pursuant to the terms and conditions of this Agreement, a credit facility, effective on the date that ACL is no longer subject to the provisions of the Bankruptcy Code, (i) on terms consistent with Exhibit I attached hereto, or (ii) otherwise on reasonable and customary terms for such type of transaction, or
(iii) otherwise on terms reasonably satisfactory to DHC.

            "Expense Reimbursement" has the meaning set forth in Section 13.5.

            "Fair Market Value" means, with respect to each share of DHC Common Stock, (a) the average exercise price per share of DHC Common Stock pursuant to the DHC Rights Offering, weighted by the number of shares of DHC Common Stock sold pursuant to the DHC Rights Offering, or (b) if the DHC Rights Offering is not consummated, the average price per share of DHC Common Stock sold, on or prior to the Closing Date, pursuant to one or more DHC Private Placements and weighted by the number of shares of DHC Common Stock sold pursuant to such DHC Private Placements, or (c) if neither the DHC Rights Offering nor any DHC Private Placement is consummated, the Average Share Price.

            "Final Order" means an order of the Bankruptcy Court, or any other court of competent jurisdiction, as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to DHC or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Fed. Rules Civ. Pro., or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order shall not prevent such order from being a Final Order.

            "Forbearance Agreement" means the Forbearance Agreement, dated as of February 22, 2002, by and among ACL Holdings, ACL, those Subsidiaries of ACL party thereto, the several banks and other financial institutions party thereto, and JPMorgan Chase Bank (as amended, restated or modified through the date of this Agreement).

            "Fully-Diluted Basis" means, at any given time, the number of shares of all classes of DHC Common Stock outstanding at such time, calculated after giving effect to the exercise, conversion, or exchange, as applicable, of all existing options, warrants or other securities convertible or exercisable into or exchangeable for DHC Common Stock, whether such options, warrants or other convertible or exchangeable securities are then convertible, exercisable or exchangeable.

            "GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

            "GMS" means Global Materials Services LLC, a Tennessee limited liability company.

            "GMS/Vessel Leasing Acquisition" has the meaning set forth in the recitals hereto.

            "GMS/Vessel Leasing Acquisition Term Sheet" has the meaning set forth in the recitals hereto.

            "Government Authority" means any government or state (or any subdivision thereof), whether domestic, foreign or multinational (including the European Community), or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

            "Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste or byproduct which is classified or regulated (including without limitation regulation as "hazardous" or "toxic," or as a "pollutant," "contaminant" or "waste"), pursuant to any Environmental Law, and includes asbestos, PCBs and petroleum (including crude oil or any fraction thereof).

            "hereof," "herein," and "herewith" have the meanings set forth in
Section 13.10(a) .

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder.

            "including" and "including without limitation" have the meanings set forth in Section 13.10(a).

            "Indenture" means the Indenture, dated June 30, 1998, governing the Senior Unsecured Notes.

            "Intellectual Property Rights" means all patents and patent applications; inventions (whether or not patentable and whether or not reduced to practice), trademarks, service marks, trade names and corporate names and the goodwill associated therewith; and registered and unregistered copyrights, and registrations, applications and renewals for any of the foregoing.

            "IRS" means the United States Internal Revenue Service.

            "Junior Common Units" has the meaning assigned to such term in the Existing LLC Agreement.

            "MAC Restructuring Event" means (a) the failure of ACL to make scheduled payments with respect to the Senior Unsecured Notes and the defaults under the Indenture related thereto, (b) the commencement or pendency of any Chapter 11 Case, (c) the transactions contemplated as part of the Restructuring,
(d) the announcement of the Restructuring, and (e) disclosures (made consistent with

Section 6.3 hereof) subsequent to the date of this Agreement related to the terms or status of the Restructuring.

            "MAC Terrorist Event" has the meaning set forth in Section 13.10(b).

            "Management Stock Plan" has the meaning set forth in Section 6.6.

            "Management Unitholder Exchange" has the meaning set forth in the recitals hereto.

            "Management Unitholders" has the meaning set forth in the preamble hereto.

            "material," "materially," "material adverse change," and "material adverse effect" have the respective meanings set forth in Section 13.10(b).

            "Merger" has the meaning set forth in Section 2.5.

            "Monthly Financial Statements" has the meaning set forth in Section 6.12.

            "Multiemployer Plan" has the meaning set forth in Section 3.17(c) .

            "Mutual Release" means the mutual release in the form attached as Exhibit H hereto in favor of and among the parties released therein and executed by ACL Holdings, ACL, DHC, the Preferred Unitholders, the Common Unitholders that consent to the Merger, the Management Unitholders, the Senior Noteholders that participate in the Exchange Offer and Consent Solicitation, the parties to the Amended and Restated Credit Agreement.

            "New Senior Notes" has the meaning set forth in the recitals hereto.

            "New Senior Subordinated Notes" has the meaning set forth in the recitals hereto.

            "or" has the meaning set forth in Section 13.10(a).

            "ordinary course consistent with past practice" includes, with respect to any of ACL Holdings or ACL and their respective Subsidiaries, actions taken or not taken in the ordinary course consistent with past practice.

            "Participating Executives" has the meaning set forth in Section 6.6.

            "Parties" has the meaning set forth in the preamble hereto.

            "person" means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, other form of business or legal entity, or Government Authority.

            "Potential Acquiror" has the meaning set forth in Section 6.4(c).

            "Preferred Unitholders" has the meaning set forth in the preamble hereto.

            "Preferred Units" has the meaning assigned to such term in the Existing LLC Agreement.

            "Recapitalization" has the meaning set forth in the recitals hereto.

            "Receivables Facility" means the facility evidenced by the Second Amended and Restated Receivables Purchase Agreement, dated as of January 16, 2002, by and among American Commercial Lines Funding Corporation, a Delaware corporation, American Commercial Barge Line LLC, a Delaware limited liability company, Market Street Funding Corporation, a Delaware corporation, and PNC Bank, National Association, as administrator, together with the related Waiver and First Amendment thereto, as further amended, restated or modified through the date of this Agreement.

            "Receivables Facility Waiver" means the Waiver and First Amendment to the Second Amended and Restated Receivables Purchase Agreement, dated as of February 12, 2002, by and among American Commercial Lines Funding Corporation, American Commercial Barge Line LLC, Market Street Funding Corporation and PNC Bank, National Association, as modified by the Modification of Waiver and First Amendment to the Second Amended and Restated Receivables Purchase Agreement, dated as of February 25, 2002 (as further amended, restated or modified through the date of this Agreement).

            "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of into the environment.

            "Representing Party" has the meaning set forth in Section 6.4(a) .

            "Restricted DHC Common Stock" means shares of restricted DHC Common Stock, having an aggregate Fair Market Value as of the Closing Date of $1,695,184.

            "Restructuring" means, collectively, the Recapitalization, the Debt Restructuring and the GMS/Vessel Leasing Acquisition.

            "Restructuring Documents" means this Agreement and every other agreement, instrument or document executed in connection with the Restructuring.

            "Restructuring Term Sheet" has the meaning set forth in the recitals hereto.

            "SEC" means the Securities and Exchange Commission or any successor body.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Senior Common Units" has the meaning assigned to such term in the Existing LLC Agreement.

            "Senior Noteholder Lock-Up Agreement" means the Lock-Up, Support and Voting Agreement, dated as of February 26, 2002, by and among ACL Holdings, ACL, HY I Investments, L.L.C., the Senior Noteholders party thereto, Brown, 399 Ventures, the Affiliates of 399 Ventures party thereto, and the other members of ACL Holdings party thereto (as amended, restated or modified through the date of this Agreement).

            "Senior Noteholders" means the holders of the Senior Unsecured Notes (other than the DHC Senior Notes).

            "Senior Unsecured Notes" means the 10.25% Senior Notes due 2008 issued by ACL and ACL Capital Corp., a Delaware corporation, pursuant to the Indenture in an initial aggregate principal amount of $300.0 million.

            "Shipping Act" means the Shipping Act of 1916, as amended (42 U.S.C.
802).

            "Subsidiary" of any person shall mean any corporation, partnership, limited liability company or other business entity of which at least a majority of the outstanding capital stock (or similar interests) having voting power under ordinary circumstances to elect directors (or similar governing body members) shall at the time be held, directly or indirectly, by such person or by such person and one or more Subsidiaries of such person.

            "Superior Proposal" means any unsolicited, bona fide written proposal made by a third party to acquire substantially all of the equity securities or assets of ACL Holdings, ACL and their Subsidiaries pursuant to a tender or exchange offer, a merger, a consolidation, a sale of assets, a plan of reorganization or restructuring or otherwise, (a) on terms which the Board of Representatives of ACL Holdings or ACL, as applicable, determines in its good faith judgment to be more favorable from a financial point of view to the persons to whom fiduciary duties are owed in the exercise of its fiduciary duties than the transactions contemplated by this Agreement (based on the advice of its independent financial advisor and outside counsel), taking into account all the terms of such proposal and this Agreement and (b) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that no Acquisition Proposal shall be deemed to be a Superior Proposal unless such Acquisition Proposal is made on terms no more conditional than those contained in this Agreement.

            "Superior Proposal Fee" has the meaning set forth in Section 12.2(b)(ii).

            "Tax" or "Taxes" means any federal, state, county, parish, local or foreign taxes, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes imposed by any Government Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

            "Tax Return" means a report, return or other information required to be supplied to a Government Authority with respect to Taxes including, where permitted or required, combined or consolidated returns.

            "Termination Amount" means the Break-Fee or the Superior Proposal Fee, as applicable.

            "Termination Date" means August 1, 2002.

            "to the knowledge of ACL" has the meaning set forth in Section 13.10(a).

            "to the knowledge of DHC" has the meaning set forth in Section 13.10(a).

            "Transfer Taxes" has the meaning set forth in Section 7.6.

            "Unit" has the meaning assigned to such term in the Existing LLC Agreement.

            "Unitholder" means a Preferred Unitholder or a Management
Unitholder.

            "United States Shareholder" has the meaning assigned to such term in
Section 951 of the Code.

            "Vectura" means Vectura Group LLC, a Delaware limited liability company.

            "Vessel Leasing" means Vessel Leasing LLC, a Delaware limited liability company.

                                   ARTICLE II
                            RECAPITALIZATION; CLOSING

            Section 2.1. Recapitalization.

            On the Closing Date, and concurrently with the closing of the Exchange Offer and Consent Solicitation, and subject to the terms and conditions set forth in this Agreement:

            (a) Contribution. DHC shall make, and/or shall cause one or more of its Subsidiaries to make, the DHC Contribution (it being understood that ACL shall cancel the DHC Senior Notes following the DHC Contribution), in exchange for DHC Common Units.

            (b) Deliveries. Immediately prior to the DHC Contribution as set forth in Section 2.1(a):

                  (i) The Preferred Unitholders shall deliver to DHC and/or one or more of DHC's Subsidiaries all Preferred Units held by such Preferred Unitholders and listed opposite the line item entitled "Preferred Unitholders" on Schedule 2.1 for the consideration described in Section 2.1(c)(i).

                  (ii) Each Management Unitholder shall deliver to DHC and/or one or more of DHC's Subsidiaries all Preferred Units held by such Management Unitholder and listed opposite such Management Unitholder's name on Schedule 2.1 in exchange for the Mutual Release.

            (c) Consideration.

                  (i) DHC shall deliver to the Preferred Unitholders, in consideration for the Preferred Unitholders' Preferred Units, cash in the aggregate amount of $7.0 million ($3.5 million to be delivered, by wire transfer of immediately available funds, to an account designated by Brown in writing and $3.5 million to be delivered, by wire transfer of immediately available funds, to an account designated by 399 Ventures in writing) and the Mutual Release.

                  (ii) DHC shall deliver the Mutual Release to each Common Unitholder who consents to the Merger.

                  (iii) Each Party and each party to the Mutual Release shall execute and deliver the Mutual Release.

            Section 2.2. Closing Deliveries.

            (a) Deliveries of DHC. In addition to the other things required to be done hereunder, at the Closing, DHC shall deliver or cause to be delivered the following: (i) to ACL Holdings and ACL, (A) a copy of the resolutions of the Board of Directors of DHC authorizing the execution, delivery and performance of this Agreement and the other Restructuring Documents to which DHC shall be a party by DHC, together with a certificate of the secretary or assistant secretary of DHC, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect, (B) evidence or copies of any consents, approvals, orders, qualifications or waivers required pursuant to Sections 9.2, 10.2 or 11.2;

(C) an opinion of counsel to DHC reasonably satisfactory to ACL Holdings, ACL and their counsel and dated as of the Closing Date, and (D) such other instruments as may be reasonably requested by ACL Holdings and ACL and as may be necessary or appropriate to confirm or carry out the provisions of this Agreement; and (ii) to each Management Unitholder, certificates representing shares of Restricted DHC Common Stock to be delivered pursuant to Section 6.6(b), free and clear of all Encumbrances and duly registered in the name of such person; and (iii) to Brown and 399 Ventures, the amount of cash specified in Section 2.1(c)(i).

            (b) Deliveries of ACL Holdings and ACL. In addition to the other things required to be done hereunder, at the Closing, each of ACL Holdings and ACL shall deliver or cause to be delivered to DHC the following: (i) a copy of the resolutions of the Board of Representatives and members of each of ACL Holdings, ACL and their Subsidiaries authorizing the execution, delivery and performance of this Agreement and the other Restructuring Documents to which ACL Holdings, ACL or such Subsidiaries, as applicable, shall be a party by each of ACL Holdings, ACL and such Subsidiaries, together with a certificate of the secretary or assistant secretary of each of ACL Holdings, ACL and such Subsidiaries, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect; (ii) resignations of such persons that will not be members of the Board of Representatives of ACL Holdings following the Closing Date (including any persons that are employees of CSX or 399 Ventures); (iii) evidence or copies of any consents, approvals, orders, qualifications or waivers required pursuant to Section 8.2; (iv) an opinion of the general counsel of ACL Holdings and ACL reasonably satisfactory to DHC and its counsel and dated as of the Closing Date; (v) if the Restructuring is effected through a Chapter 11 Plan, a copy of the Final Order of the Bankruptcy Court confirming the Chapter 11 Plan (the "Chapter 11 Confirmation Order"), such Chapter 11 Confirmation Order to be in substance reasonably acceptable to DHC; and (vi) such other instruments as may be reasonably requested by DHC and as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

            (c) Deliveries of Preferred Unitholders and Management Unitholders. In addition to the other things to be done hereunder, at the Closing, each Preferred Unitholder and Management Unitholder shall deliver or cause to be delivered to DHC and/or one or more of its Subsidiaries cross-receipts or other similar instruments as may be reasonably requested by DHC and as may be necessary to confirm or carry out the provisions of this Agreement.

            Section 2.3. Closing Date; Time and Place of Closing. The Closing shall occur on the date that the conditions set forth in Articles VIII, IX, X, and XI shall be satisfied or duly waived, or, if the Parties agree on a different date, the date upon which they have mutually agreed (the "Closing Date"). The Closing shall take place on the Closing Date at 10:00 a.m., New York City time at the offices of Kirkland & Ellis, 153 East 53rd Street, Citigroup Center, New York, New York or at such other location to be mutually agreed by the Parties.

            Section 2.4. Withholding Rights. DHC and one or more of its Subsidiaries shall be entitled to deduct and withhold any amount or consideration otherwise payable pursuant to Section 2.1(c)(i) as is required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient, in respect of which such deduction and withholding was made.

            Section 2.5. Transaction Structure. The Parties hereby agree that the DHC Transactions and the Common Unit Surrender shall be effected pursuant to a merger of a newly-formed direct or indirect Subsidiary of DHC with and into ACL Holdings in accordance with the provisions of Section 18-209 of the Act (the "Merger"). The Parties agree in good faith to negotiate an amendment to this Agreement as soon as reasonably possible to incorporate the mechanical provisions to effectuate the

Merger, it being understood that such amendment shall not (a) change, in any manner, the amount, type or composition of consideration payable to any Party hereunder, and (b) except as expressly provided pursuant to this Section 2.5, otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, Tax results, covenants or agreements contained in this Agreement, all of which shall continue in full force and effect following the effectiveness of any such Amendment. In connection with the Merger and the issuance of the DHC Common Units, the Preferred Unitholders and the Management Unitholders will amend the LLC Agreement specifically to, and for the sole purpose of, and subject to the limitations of the preceding sentence, (i) approving the Merger and (ii) approving the transactions contemplated by the Agreement. Any changes to this Agreement made pursuant to this Section 2.5 shall be in a form acceptable to each Party.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF ACL HOLDINGS AND ACL

            ACL Holdings and ACL hereby represent and warrant to DHC as follows, except as set forth in the ACL SEC Documents:

            Section 3.1. Organization; Authorization; Etc.

            (a) Each of ACL Holdings and ACL is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of ACL Holdings' and ACL's Subsidiaries and, to the knowledge of ACL, each of the ACL Joint Ventures, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except as would not have a material adverse effect on ACL Holdings or ACL. Each of ACL Holdings, ACL and each of their respective Subsidiaries and, to the knowledge of ACL, each of the ACL Joint Ventures, (i) has all requisite power to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each domestic and foreign jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not, individually or in the aggregate, have a material adverse effect on ACL Holdings or ACL. Attached as Schedule 3.1 is a true and complete list of all Subsidiaries of ACL Holdings and ACL and the ACL Joint Ventures as of the date hereof (noting
(i) the jurisdiction of organization of each of such Subsidiaries and such ACL Joint Ventures, (ii) all domestic and foreign jurisdictions in which ACL Holdings, ACL and such Subsidiaries and, to the knowledge of ACL, such ACL Joint Ventures, are qualified to transact business), (iii) the ownership interest therein of ACL Holdings, ACL and their Subsidiaries and the ACL Joint Ventures,
(iv) if not wholly-owned by ACL Holdings, or ACL, or their Subsidiaries, the identity and ownership interest of each of the other owners of such Subsidiary or ACL Joint Venture, and (v) the federal tax status of each of ACL Holdings, ACL and each of their Subsidiaries and each ACL Joint Venture as a corporation, partnership, or disregarded entity). Schedule 3.1 contains a complete and accurate organizational chart of ACL Holdings, ACL and their Subsidiaries and the ACL Joint Ventures.

            (b) Each of ACL Holdings, ACL and their Subsidiaries has full power to consummate the Restructuring and to execute and deliver this Agreement and the other Restructuring Documents to which they are or will be party and to perform its obligations hereunder and under the other Restructuring Documents. The execution and delivery of this Agreement and the other Restructuring Documents by each of ACL Holdings, ACL and their Subsidiaries, as applicable, and the performance by each of them of their respective obligations hereunder and under the other Restructuring Documents have been duly and validly authorized by all necessary proceedings on the part of each of ACL Holdings, ACL and their Subsidiaries, as applicable, and no other proceedings or actions on the part of either ACL

Holdings, ACL or any of their Subsidiaries, as applicable, or their respective Board of Representatives or members are necessary therefor. The execution, delivery and performance by each of ACL Holdings, ACL and their Subsidiaries, as applicable, of this Agreement and the other Restructuring Documents will not (i) violate any provision of the organizational documents of ACL Holdings, ACL or any of their Subsidiaries, (ii) violate any provision of, or be an event that is (or with notice or the passage of time or both will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Encumbrance upon, the assets or properties of ACL Holdings, ACL or their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, injunction, decree, permit or "employee benefit plan" (as defined in Section 3(3) of ERISA) to which ACL Holdings, ACL or their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture is a party or by which ACL Holdings, ACL or their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture is bound, that would, individually or in the aggregate, have a material adverse effect on ACL Holdings or ACL or that would prevent the consummation of any part of the Restructuring, or (iii) violate or conflict with any statute, rule or regulation applicable to either ACL Holdings, ACL or their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture or any of the assets or properties of ACL Holdings, ACL or their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture or any other material restriction of any kind or character to which ACL Holdings, ACL or their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture are subject, that would, individually or in the aggregate, have a material adverse effect on ACL Holdings or ACL or would prevent the consummation of any part of the Restructuring. This Agreement has been, and each other Restructuring Document to which ACL Holdings, ACL or any of their Subsidiaries will be party, will be, duly executed and delivered by each of ACL Holdings, ACL and their Subsidiaries, as applicable, and, assuming the due execution and delivery hereof and thereof by the other Parties, constitutes, or will constitute, the legal, valid and binding obligation of each of ACL Holdings, ACL, and their Subsidiaries, as applicable, enforceable against each of ACL Holdings and ACL and their Subsidiaries, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

            (c) Schedule 3.1(c) lists all equity interests in any person (other than Subsidiaries of ACL) owned by ACL Holdings, ACL or any of their Subsidiaries as of the date hereof and indicates (i) the jurisdiction of organization of each such person, (ii) the ownership interests therein of ACL Holdings, ACL or any of their Subsidiaries, and (iii) to the knowledge of ACL, the identity and ownership interest of each of the other owners of such person.

            Section 3.2. Capitalization. Schedule 3.2 lists the number of authorized and outstanding shares of capital stock or membership interests, as applicable, of ACL Holdings, ACL and each of their Subsidiaries and, to the knowledge of ACL, each of the ACL Joint Ventures. No stock appreciation right, phantom stock, profit participation or similar right is outstanding with respect to any capital stock or membership interests, as applicable, of ACL Holding, ACL or any of their Subsidiaries or, to the knowledge of ACL, any of the ACL Joint Ventures. Except as provided pursuant to the Existing Credit Agreement, the Existing LLC Agreement or as set forth on Schedule 3.2, all outstanding capital stock or membership interests, as applicable, of ACL Holdings, ACL and their Subsidiaries are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights and owned, directly or indirectly, by ACL Holdings or ACL, free and clear of all Encumbrances (other than ACL Permitted Encumbrances). Except as provided pursuant to the Existing Credit Agreement, the Existing LLC Agreement or as set forth on Schedule 3.2, the interests of the ACL Joint Ventures are owned, directly or indirectly, by ACL Holdings or ACL are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all Encumbrances (other than ACL Permitted Encumbrances). Except for this Agreement and the Existing LLC Agreement or as set forth on

Schedule 3.2, there are no options, warrants, calls, rights or agreements to which ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture is a party or by which they are bound obligating ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional equity interests of ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture or securities convertible into or exchangeable for such interests or obligating ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture to grant, extend or enter into any such option, warrant, call, right or agreement. Except for this Agreement and the Existing LLC Agreement or as set forth on Schedule 3.2, there are no outstanding contractual obligations of ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture,
(i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive right with respect to any equity interests of ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture.

            Section 3.3. Financial Statements.

            (a) Attached to Schedule 3.3 are true and complete copies of (i) the audited consolidated statements of financial position of ACL and its Subsidiaries as of December 28, 2001, December 29, 2000, and December 31, 1999 and the related audited consolidated statements of earnings and retained earnings and cash flows for the fiscal years ended December 28, 2001, December 29, 2000, and December 31, 1999, together with the respective reports thereon and certifications thereof by PricewaterhouseCoopers LLP, (ii) the unaudited statements of financial position of ACL Holdings as of December 28, 2001, December 29, 2000, and December 31, 1999, and the related unaudited consolidated statements of earnings and retained earnings and cash flows for the fiscal years ended December 28, 2001, December 29, 2000, and December 31, 1999 and (iii) the unaudited Monthly Financial Statements for the months ended January 31, 2002 and February 28, 2002 (collectively, the "ACL Financial Statements"). Each consolidated statement of financial position included in the ACL Financial Statements may be hereinafter referred to as an "ACL Balance Sheet," and each consolidated statement of earnings and retained earnings included in the ACL Financial Statements may be hereinafter referred to as an "ACL Income Statement." The ACL Financial Statements have been prepared from and are consistent with the books and records of ACL Holdings and its Subsidiaries or ACL Holdings, as the case may be.

            (b) Except as indicated on Schedule 3.3 or in the ACL Financial Statements (including any notes thereto), the ACL Financial Statements were prepared in accordance with GAAP consistently applied and, in the case of any ACL Balance Sheet, fairly presents the consolidated financial position of ACL and its Subsidiaries or ACL Holdings, as the case may be, at the date thereof in all material respects and, in the case of any ACL Income Statement, fairly presents the consolidated results of operations of ACL and its Subsidiaries or ACL Holdings, as the case may be, for the periods then ended in all material respects (subject, in the case of unaudited ACL Financial Statements, to normal year-end adjustments consistent with past practice and in accordance with GAAP).

            (c) The Monthly Financial Statements which are to be delivered to DHC pursuant to Section 6.12, will (i) be prepared from and consistent with the books and records of ACL and its Subsidiaries or ACL Holdings, as the case may be, (ii) be prepared in accordance with GAAP consistently applied, (iii) in the case of the consolidated statement of financial position included in any such Monthly Financial Statements, fairly present the consolidated financial position of ACL and its Subsidiaries or ACL Holdings, as the case may be, at the date thereof in all material respects and (iv) in the case of the consolidated statement of earnings and retained earnings included in any such Monthly Financial Statements, fairly present the consolidated results of operations of ACL and its Subsidiaries or ACL Holdings, as the case may be, for the period then ended in all material respects (subject to normal year-end adjustments consistent with past practice and in accordance with GAAP).

            Section 3.4. Undisclosed Liabilities. Except as reflected, reserved against or otherwise disclosed in the ACL Balance Sheet as of December 28, 2001, January 31, 2002 or February 28, 2002 (and specifically identified and described in the accompanying notes), and except as set forth on Schedule 3.4 and except for any MAC Restructuring Event, there are no liabilities, debts (including obligations in respect of capital leases), or obligations of or claims against ACL Holdings, ACL or their Subsidiaries (other than those (i) incurred in the ordinary course consistent with past practice, or (ii) which have been discharged or paid in full prior to the date of this Agreement) which would, individually or in the aggregate, have a material adverse effect on ACL Holdings or ACL.

            Section 3.5. Properties.

            (a) Schedule 3.5 lists all real property and interests in real property owned or held by ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture which is material to the operations of ACL Holdings or ACL (the "ACL Owned Real Property") or leased by ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture as lessee or lessor which is material to the operations of ACL Holdings or ACL (the "ACL Leased Real Property"), such description including,
(i) for each ACL Owned Real Property, the location thereof, the approximate acreage thereof (where available) and the manner in which such real property is used and (ii) for each ACL Leased Real Property, an identification of the lease agreement therefor (material amendments, modifications, side letters and other agreements relating to any such lease agreement have been made available to
DHC), the annual payment obligation thereon and the location and approximate size (or other relevant dimension) of the premises leased thereunder. Except for ACL Permitted Encumbrances, ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture has good and valid fee title to ACL Owned Real Property free and clear of all Encumbrances. All leases with respect to ACL Leased Real Property ("ACL Leases") are in effect and, where ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture is lessee, create a valid and binding interest in ACL Leased Real Property in favor of ACL Holdings, ACL, their Subsidiaries or any ACL Joint Venture, and, except as set forth on Schedule 3.5 and except for ACL Permitted Encumbrances, there are no liens, material defaults by the lessor or lessee thereunder continuing in existence beyond any applicable notice and cure periods, nor, to the knowledge of ACL, do there exist any circumstances which, with the giving of notice, the passage of time or both, would become such a default. Other than ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture and third party lessees, to the knowledge of ACL, there are no parties in possession or parties having any current or future right to occupy any ACL Owned Real Property or ACL Leased Real Property, except as would not have a material adverse effect with respect to ACL Holdings or ACL. Except as set forth on Schedule 3.5, there are no condemnation proceedings, special assessments, impact fees or similar charges pending or, to the knowledge of ACL, threatened in connection with ACL Owned Real Property or, to the knowledge of ACL, ACL Leased Real Property, and ACL has not received or been served with any notice with respect to any of the foregoing. Except as set forth on Schedule 3.5 the current use by ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, any ACL Joint Venture of ACL Owned Real Property and ACL Leased Real Property complies in all material respects with all applicable zoning laws and building and use restrictions (including all agreements of ACL Holdings, ACL and their Subsidiaries and the ACL Joint Ventures applicable thereto), except as would not, individually or in the aggregate, have a material adverse effect on ACL Holdings or ACL.

            (b) Except as set forth on Schedule 3.5, each ACL Owned Real Property of ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, each ACL Owned Real Property of any ACL Joint Venture is in compliance with all material terms of the instruments which constitute ACL Permitted Encumbrances, and none of the ACL Permitted Encumbrances materially interferes with the use or operation of such ACL Owned Real Property in the manner in which such property is currently used or operated, and there is not and has not been any uncured violation of the terms of any ACL

Permitted Encumbrance which would result in a forfeiture or otherwise adversely affect the property, in any such case, except where the failure to so comply or such interference and adverse effect would not, together with all other such failures, interferences and adverse effects, have a material adverse effect on ACL Holdings or ACL.

            Section 3.6. Absence of Certain Changes.

            (a) Except as otherwise disclosed on Schedule 3.6 and except for any MAC Restructuring Event, from December 28, 2001, there has not been any occurrence or event, which when taken together with all such other occurrences or events, would have a material adverse change on ACL Holdings or ACL. Except as otherwise disclosed on Schedule 3.6, since December 28, 2001, none of ACL Holdings, ACL or any of their Subsidiaries has taken any action which would have required the consent of DHC under Section 6.2 hereof were such Section binding with respect to ACL Holdings, ACL and their Subsidiaries.

            (b) Since December 28, 2001, ACL Holdings has not declared, set aside, or paid any dividend or made any distribution, including, but not limited to, any "tax advance distributions" pursuant to Article V of the Existing LLC Agreement, with respect to its equity interests, or redeemed, purchased, or otherwise acquired any of its equity interests.

            Section 3.7. Litigation; Orders. Except as disclosed on Schedule 3.7, there are no lawsuits, actions, administrative, arbitration or other proceedings or Government Authority investigations pending with respect to ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, or, to the knowledge of ACL, threatened against ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture by any person or Government Authority that would, individually or in the aggregate, have a material adverse effect on ACL Holdings or ACL or would prevent the consummation of the Restructuring. Except as disclosed on Schedule 3.7, there are no judgments or orders, injunctions, decrees, stipulations, settlements or awards (whether rendered by a court or administrative agency, or by arbitration) outstanding against ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, or affecting any of the assets or properties of ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, that would, individually or in the aggregate, have a material adverse effect on ACL Holdings or ACL or would prevent the consummation of the Restructuring. Except for those matters disclosed on Schedule 3.7, the aggregate amount of all claims and judgments pending with respect to ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, or, to the knowledge of ACL, threatened against ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture would not have, either individually or in the aggregate, a material adverse effect on ACL Holdings or ACL.

            Section 3.8. Licenses, Approvals, Other Authorizations, Consents, Reports, Etc.

            (a) Schedule 3.8 includes all material licenses, permits, franchises and other authorizations of any Government Authority possessed by or granted to ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, or used in or necessary for the operation of its business (the "ACL Licenses"). Except as disclosed on Schedule 3.8, all ACL Licenses are in full force and effect, except for those whose failure to be in full force and effect would not, individually or in the aggregate, have a material adverse effect on ACL Holdings or ACL. Except as disclosed on Schedule 3.8, each of ACL Holdings, ACL and their Subsidiaries, and, to the knowledge of ACL, each ACL Joint Venture is in compliance with the terms of all ACL Licenses, except where the failure to be in compliance would not, individually or in the aggregate, have a material adverse effect on ACL Holdings or ACL. Except as disclosed on
Schedule 3.8, no investigation, review or proceeding is pending with respect to which ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture has been duly served or otherwise received notice as of the date hereof or, to the knowledge of ACL, threatened, seeking the revocation or limitation of any such ACL License that, individually or in the aggregate, would have a material adverse effect on ACL Holdings or ACL.

            (b) Schedule 3.8 lists all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture with, to or from any person (including any Government Authority) in connection with the Restructuring, except for those the failure to make, file, give or obtain would not, individually or in the aggregate, have a material adverse effect on ACL or delay materially or prevent consummation of the Restructuring.

            Section 3.9. Labor Matters. Except as disclosed on Schedule 3.12(b), ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures have no written contract of employment with any employee. Except as disclosed on Schedule 3.9, ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures are not presently a party to any collective bargaining agreement, subject to a legal duty to bargain with any labor organization on behalf of employees or the object of any attempt to organize employees for collective bargaining or similar purposes or presently operating under an expired collective bargaining agreement. Except as disclosed on Schedule 3.9, ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures are not a party to or subject to any pending strike or pending work stoppage, organizing attempt, union certification, picketing, boycott or similar activity. ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures have complied with all applicable federal, state and local laws and, to the knowledge of ACL, foreign laws, and applicable federal, state and local ordinances, rules and regulations and requirements relating to the employment, payment and termination of labor, including the provisions thereof relative to wages, hours, severance, layoffs, vacation, collective bargaining, employee benefits, and employee benefit plans, contributions, unemployment, withholding Taxes and occupational health and safety and equal opportunity and non-discrimination laws (including the Americans with Disabilities Act), except as would not have a material adverse effect on ACL Holdings or ACL. ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures have made all deductions required by law to be made for employees' wages and salaries and either remitted the same to appropriate Government Authorities or provided for the same in its accounts and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with the payment or repayment of any of the foregoing, except as would not have a material adverse effect on ACL Holdings or ACL.

            Section 3.10. Compliance with Laws. Except as disclosed on Schedule 3.10, the conduct of business by ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures complies with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees of any Government Authority applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, would not have a material adverse effect on ACL Holdings or ACL.

            Section 3.11. Insurance. Schedule 3.11 sets forth a true and complete list of all insurance policies currently held by ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures, and in force as of the date hereof with respect to the assets, properties, business, employees, officers, representatives and directors of ACL Holdings, ACL or their Subsidiaries or the ACL Joint Ventures, setting forth as to each policy a general description of type of coverage, carrier, policy number, coverage limit, expiration date, annual premiums and deductibles. Such policies (i) of ACL Holdings, ACL and their Subsidiaries are in full force and effect as of the date hereof, and (ii) of the ACL Joint Ventures are, to the knowledge of ACL, in full force and effect as of the date hereof except, in each case, where the failure of such policies to be in full force and effect would not have a material adverse effect on ACL Holdings or ACL; and, except as set forth in Schedule 3.11, such policies of ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, such policies of the ACL Joint Ventures will remain in effect following the Closing or be replaced by at least substantially comparable policies, except where the failure of such policies to so remain or be so replaced would not have a material adverse effect on ACL Holdings or ACL. The holders of those policies of ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, of the ACL Joint Ventures listed on
Schedule 3.11 are in compliance with the terms and conditions thereof in all material respects. All premiums on such policies of ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, of the ACL Joint Ventures have been paid when due except where the failure to pay such premiums when due would not have a material adverse effect on ACL Holdings or ACL.

            Section 3.12. Material Contracts.

            (a) Except as disclosed on Schedule 3.12(a), neither ACL Holdings, ACL nor any of their Subsidiaries nor, to the knowledge of ACL, any ACL Joint Venture is as of the date hereof a party to any (i) consulting or other advisory agreement requiring payments in excess of $100,000 per year or aggregate payments in excess of $150,000, (ii) material sales representative or agency contract which is not terminable on 12 months' (or less) notice, (iii) lease of real or personal property with an annual base rental obligation of more than $250,000, or a total remaining rental obligation of more than $1,000,000, (iv) joint venture or partnership agreement, (v) agreement materially limiting in any way ACL Holdings', ACL's or their Subsidiaries' or any ACL Joint Venture's ability to compete with any person in any geographic location or any line of business, (vi) agreement with any Affiliate (other than any agreement between Affiliates, which will be Subsidiaries of ACL Holdings or ACL Joint Ventures following the Closing), officer, representative, manager or director of ACL Holdings, ACL or their Subsidiaries or any ACL Joint Venture or (vii) other contract, agreement or arrangement (including collective bargaining agreements) (other than any barge charter or barge lease (whether as lessor or lessee) entered into in the ordinary course of business and listed on Schedule 3.12(a)) requiring future payment or payments in excess of $1,000,000. Schedule 3.12(a) lists all notes, mortgages, indentures and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt, guarantees, capitalized lease obligations and other agreement creating a security interest in assets or properties of ACL Holdings, ACL or their Subsidiaries or, to the knowledge of ACL, the ACL Joint Ventures) of $1,000,000 or more effected by ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture or to which any assets of ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture are subject (collectively, "ACL Indebtedness"). With respect to all contracts listed on Schedule 3.9, Schedule 3.12(a) or Schedule 3.12(b), except as disclosed on Schedule 3.9, Schedule 3.12(a) or Schedule 3.12(b), as the case may be, or except as would not have a material adverse effect on ACL Holdings or
ACL: (i) assuming that such contracts are valid and binding on the other parties thereto, such contracts are valid and binding on ACL Holdings, ACL or their Subsidiaries or, to the knowledge of ACL, the ACL Joint Ventures, as applicable;
(ii) neither ACL Holdings nor ACL has received notice to the effect that such contracts are not valid and binding on the other parties thereto; and (iii) neither ACL Holdings, ACL nor their Subsidiaries nor, to the knowledge of ACL, any ACL Joint Venture, as applicable, are in breach thereof or default thereunder, and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default.

            (b) Schedule 3.12(b) sets forth (i) a list of all employment agreements to which ACL Holdings, ACL or their Subsidiaries are a party having a remaining term of at least one year and requiring payments of base salary in excess of $100,000 per year or aggregate payments of base salary in excess of $150,000 and (ii) a list of the severance and retention agreements with employees of ACL Holdings, ACL or their Subsidiaries to which ACL Holdings, ACL or their Subsidiaries is a party and the approximate aggregate maximum amount of the payments which would be required to be made thereunder. True and complete copies of all such employment and severance and retention agreements have been made available to DHC.

            Section 3.13. Fixed Assets.

            (a) Schedule 3.13 lists (i) all fixed assets of ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures having a book value as of December 28, 2001 of $1,000,000 or more and (ii) all towboats and barges owned, leased or chartered by ACL Holdings, ACL or one of their Subsidiaries and used in their respective businesses as of the date hereof, together with the name, dimensions and year of construction of each such towboat and the number, dimensions, general type and year of construction of each such barge (collectively, "ACL Fixed Assets"). ACL Holdings, ACL or one of their Subsidiaries or, to the knowledge of ACL, an ACL Joint Venture, as applicable, has good and marketable title to, or, in the case of leased or subleased ACL Fixed Assets, valid and subsisting leasehold interests in, all ACL Fixed Assets, free and clear of all Encumbrances, other than ACL Permitted Encumbrances, except as would not have a material adverse effect on ACL Holdings or ACL.

            (b) Since December 28, 2001 through the date hereof, ACL Holdings, ACL and their Subsidiaries have not made capital expenditures in excess of $2,200,000 in the aggregate and have not entered into any capital leases with respect to towboats and barges.

            Section 3.14. Environmental Matters.

            (a) It is the intention of the Parties that neither ACL Holdings nor ACL is making any representation or warranty with respect to environmental matters except as set forth in this Section 3.14 and that any and all environmental matters shall be deemed an exception to each other representation and warranty of each of ACL Holdings and ACL contained in this Agreement.

            (b) Except as disclosed on Schedule 3.14, to the knowledge of ACL:
(i) ACL Holdings, ACL, their Subsidiaries and the ACL Joint Ventures have complied and currently comply with applicable Environmental Laws, except for failures to comply that, individually or in the aggregate, would not have a material adverse effect on ACL Holdings or ACL; (ii) ACL Holdings, ACL, their Subsidiaries and the ACL Joint Ventures have obtained all environmental consents, approvals, licenses and permits required for their current operations by any applicable Environmental Laws, except for failures to obtain that, individually or in the aggregate, would not have a material adverse effect on ACL Holdings or ACL; (iii) neither ACL Holdings, ACL nor any of their Subsidiaries nor any ACL Joint Venture has received any written notice, claim or report alleging any material liabilities or potentially material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial, or corrective obligations arising under Environmental Laws and for which the alleged liability or potential liability has not been fully resolved; (iv) none of the following is present at any of the properties which will be owned or leased by ACL Holdings, ACL or any of their Subsidiaries nor any ACL Joint Venture as of the Closing Date, except where such presence, individually or in the aggregate, would not have a material adverse effect on ACL Holdings or ACL: (A) asbestos-containing material in any friable form or condition, (B) polychlorinated biphenyls (PCBs), including any materials or equipment contaminated with PCBs, (C) underground storage tanks, (D) surface impoundments, or (E) nonpermitted landfills or other nonpermitted waste disposal areas; and (v) neither ACL Holdings, ACL nor any of their Subsidiaries nor any ACL Joint Venture has treated, stored, disposed of, arranged for the disposal of, transported, handled, or Released any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Material) in a manner that has given or would give rise to any liabilities or any investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Law, except for any such liabilities or obligations that, individually or in the aggregate, would not have a material adverse effect on ACL Holdings or ACL.

            (c) To the knowledge of ACL, it has provided to DHC copies of all material or potentially material environmental audits, assessments, analyses, and reports, and any other documents materially bearing on environmental liabilities or obligations of ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture which are in the possession or under the reasonable control of ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture. If such material or potentially material environmental audits, assessments, analyses, and reports, and any other documents materially bearing on environmental liabilities or obligations of ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture are not in the possession or under the reasonable control of ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture, such items have been described to DHC or its representatives.

            Section 3.15. Affiliate Transactions. At the Closing Date, except for the transactions disclosed on Schedule 3.15 and the transactions contemplated by this Agreement, neither ACL Holdings, ACL nor any of their Subsidiaries nor, to the knowledge of ACL, any ACL Joint Venture is a party to any contract, agreement or commitment with any person who following the Closing, will be a director, manager, representative, officer, employee, stockholder, member or Affiliate of any of ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture, that are on terms and conditions materially more burdensome to ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture, as applicable, than would be usual and customary in similar contracts, agreements, commitments, transactions or business arrangements negotiated on an arm's-length basis among unaffiliated parties.

            Section 3.16. Intellectual Property.

            (a) Schedule 3.16 sets forth a complete and correct list of all material: (i) patented or registered Intellectual Property Rights and pending patent applications or other applications for registrations of Intellectual Property Rights owned or filed by or on behalf of ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture; (ii) computer software owned and/or used by ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture (other than mass-marketed software); and (iii) licenses or similar agreements or arrangements for Intellectual Property Rights to which ACL Holdings, ACL or any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture is a party, either as licensee or licensor (collectively, "ACL Intellectual Property Rights").

            (b) Except as disclosed on Schedule 3.16: (i) ACL Holdings, ACL or one of their Subsidiaries or, to the knowledge of ACL, an ACL Joint Venture owns or possesses all Intellectual Property Rights material to the operation of its business as conducted as of the date hereof free and clear of Encumbrances, licenses and other restrictions; (ii) to the knowledge of ACL, no claim by any third party contesting the validity, enforceability, use or ownership of any of ACL Intellectual Property Rights owned or used by ACL Holdings, ACL or one of their Subsidiaries or an ACL Joint Venture has been made, is currently outstanding or is threatened; (iii) neither ACL Holdings, ACL nor any of their Subsidiaries nor, to the knowledge of ACL, any ACL Joint Venture has received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to the ACL Intellectual Property Rights (including any demand or request that ACL Holdings, ACL or any of their Subsidiaries or any ACL Joint Venture license any rights from a third party); and (iv) neither ACL Holdings, ACL nor any of their Subsidiaries nor, to the knowledge of ACL, any ACL Joint Venture has infringed, misappropriated or otherwise conflicted with any Intellectual Property Rights of any third parties, and neither ACL Holdings, ACL nor any of their Subsidiaries nor, to the knowledge of ACL, any ACL Joint Venture is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of ACL's business as conducted as of the date hereof, except, in each of the foregoing (i) through (iv), as would not have a material adverse effect on ACL Holdings or ACL.

            Section 3.17. Employee Benefit Plans.

            (a) Schedule 3.17(a) lists (i) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) currently contributed to, maintained or sponsored by ACL Holdings, ACL or any of their Controlled Group Members, or with respect to which ACL Holdings, ACL or any of their Controlled Group Members have any liability or potential liability; and (ii) each other employment agreement or other retirement, savings, deferred compensation, severance, stock, performance, bonus, incentive, or other material employee benefit plan, policy, agreement or arrangement of any kind, contributed to, maintained or sponsored by ACL Holdings, ACL or any of their Controlled Group Members, or with respect to which ACL Holdings, ACL or any of their Controlled Group Members has any liability or potential liability; in each case for the benefit of any current employees (whether active or on leave of absence) of ACL Holdings, ACL or any of their Subsidiaries ("ACL Current Employees") or former employees of ACL Holdings, ACL or any of their Subsidiaries ("ACL Former Employees" and together with ACL Current Employees, "ACL Employees") or their respective beneficiaries and dependents (collectively, "ACL Employee Benefit Plans"; provided, that "ACL Employee Benefit Plans" shall not include routine administrative procedures, government-required programs or ACL Foreign Plans).

            (b) All ACL Employee Benefit Plans and any related trusts are in compliance in all material respects with and have been administered in material compliance with the terms of such plans and any applicable collective bargaining agreements, and all applicable requirements of law and regulations, including but not limited to the Code and ERISA, and all contributions and premium payments required to be made by ACL Holdings, ACL or any of their Affiliates to or on account of each such ACL Employee Benefit Plan under the terms thereof, ERISA or the Code for all periods of time prior to the date hereof and the Closing Date have been or will be, as the case may be, made or properly accrued.

            (c) Except as set forth on Schedule 3.17(c), with respect to any ACL Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code other than a Multi-employer Plan, a favorable determination letter as to qualification under Section 401(a) of the Code has been issued by the IRS and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no events or circumstances have occurred that could be reasonably expected to materially adversely affect the qualified status of any such plan or trust. Except as set forth on Schedule 3.17(c), no ACL Employee Benefit Plan is subject to Title IV of ERISA or to Section 412 or 4971 of the Code. Except as set forth on Schedule 3.17(c), no ACL Employee Benefit Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Except as set forth on Schedule 3.17(c): with respect to each ACL Employee Benefit Plan that is subject to Section 412 of the Code or Title IV of ERISA, there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any ACL Employee Benefit Plan, and there are no facts or circumstances that would materially change the funded status of any such ACL Employee Benefit Plan in an adverse manner; no material asset of ACL or its Subsidiaries is subject to any material lien under ERISA or the Code; and there are no pending or threatened actions, suits, investigations or claims with respect to any ACL Employee Benefit Plan (other than routine claims for benefits) which could result in material liability to ACL Holdings or any of its Affiliates after the Closing.

            (d) Except as otherwise set forth on Schedule 3.17(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) materially increase any benefits otherwise payable under any ACL Employee Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

            (e) ACL has delivered or made available to DHC a true, correct and complete copy of all plan documents and the current summary plan descriptions (if any) for each ACL Employee Benefit Plan. In addition, with respect to each ACL Employee Benefit Plan, ACL has delivered or made available to DHC a true, correct and complete copy of: (i) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, or any similar filing made with any foreign authority; (ii) the most recent annual financial report, if any; (iii) the most recent actuarial report, if any; and (iv) the most recent determination letter from the IRS or similar document issued by any other taxing authority, if any.

            (f) No event has occurred and, to the knowledge of ACL, no circumstances now exist that could be reasonably expected to result in, any material liability under Title IV of ERISA or Section 412 of the Code with respect to any employee benefit plan sponsored by ACL Holdings, ACL or any of their Affiliates that would be a liability of DHC or any of its Affiliates following the Closing (other than the payment of contributions to the plan and premiums to the Pension Benefit Guaranty Corporation that are not yet due).

            (g) Except as set forth on Schedule 3.17(g), neither ACL Holdings, ACL nor any of their Controlled Group Members contributes to, maintains or sponsors or has any liability with respect to any employee benefit plan, agreement or arrangement applicable to employees of ACL Holdings, ACL or any of their Controlled Group Members located outside the United States (the "ACL Foreign Plans"). Each ACL Foreign Plan is in compliance in all material respects with all laws applicable thereto and the respective requirements of such ACL Foreign Plan's governing documents. There are no material actions, suits or claims (other than routine claims for benefits) with respect to any ACL Foreign Plan, and no circumstances exist which could reasonably be expected to give rise to any such material actions, suits or claims.

            (h) Except as set forth on Schedule 3.17(h): (i) no Multiemployer Plan in which ACL Holdings, ACL or any of their Controlled Group Members has participated within the past six years has been terminated; (ii) no proceeding has been initiated to terminate any Multiemployer Plan that is an ACL Employee Benefit Plan (an "ACL Multiemployer Plan") and there has been no "reportable event" (within the meaning of Section 4043(c) of ERISA) with respect to any ACL Multiemployer Plan within the past six years; (iii) no ACL Multiemployer Plan is in reorganization as described in Section 4241 of ERISA and no ACL Multiemployer Plan is insolvent as described in Section 4245 of ERISA; (iv) neither ACL Holdings, ACL nor any of their Controlled Group Members has incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any Multiemployer Plan that has not been satisfied in full, no such liability has been asserted that has not been satisfied in full, and there do not now exist any events or circumstances which could result in any such partial or complete withdrawal; and (v) neither ACL Holdings, ACL nor any of their Controlled Group Members is bound by any contract or agreement or has any obligation or liability described in Section 4204 of ERISA.

            (i) Except as set forth on Schedule 3.17(i): (i) ACL Holdings, ACL and their Controlled Group Members have complied in all material respects with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA; and (ii) neither ACL Holdings, ACL nor any of their Controlled Group Members has any obligation under any ACL Employee Benefit Plan or otherwise to provide medical, dental or life insurance benefits to ACL Former Employees or to any other person, except as specifically required by Part 6 of Subtitle B of Title I of ERISA.

            Section 3.18. Brokers, Finders, Etc. None of ACL Holdings, ACL or any of their respective Affiliates has employed any broker, finder, consultant or other intermediary in connection with the Restructuring who would have a valid claim for a fee or commission from ACL Holdings, ACL or any of their Subsidiaries in connection with the Restructuring, other than Greenhill & Co., LLC and J.P. Morgan Securities Inc.

            Section 3.19. Customer Contracts; Sales.

            (a) Schedule 3.19 sets forth a list of the twenty largest customers of ACL Holdings, ACL and their Subsidiaries, taken as a whole, in terms of sales during the fiscal years ended December 29, 2000 and December 28, 2001, showing the approximate total sales by ACL Holdings, ACL and their Subsidiaries, taken as a whole, to each such customer during each such time period.

            (b) To the knowledge of ACL, no customers have notified ACL Holdings, ACL or any of their Subsidiaries that they intend to reduce or terminate or increase business with ACL Holdings, ACL or any of their Subsidiaries that would reasonably be expected to cause ACL to lose $100 million or more, on a net basis, counting both reductions and additions, of the next 12 months of projected revenue.

            Section 3.20. Condition of Property. Except as set forth on Schedule
3.20 and except for fixed asset leases and charters whose total annual payments are less than $250,000 per year, all of the real and personal properties and assets which are necessary or useful for the conduct of the business of ACL Holdings, ACL and their Subsidiaries and the ACL Joint Ventures as such business is presently conducted, are owned or leased by ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures and are in good operating condition in accordance with industry practice and such are, in the aggregate, adequate to conduct the business of ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures as presently conducted, normal wear and tear excepted, except where the failure to own or lease such properties or assets or to maintain such property or assets would not have a material adverse effect on ACL Holdings or ACL. Neither the leaseholds (or any portion thereof) nor any other assets of ACL Holdings, ACL and their Subsidiaries and, to the knowledge of ACL, the ACL Joint Ventures are subject to any judgment, decree, award, injunction or governmental order imposed by any Government Authority to be sold or are being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore and, to the knowledge of ACL, no such condemnation, expropriation or taking has been proposed.

            Section 3.21. Citizenship. ACL Holdings, ACL, their Subsidiaries, and each entity in which ACL Holdings, ACL or one of their Subsidiaries or an ACL Joint Venture holds an ownership interest and that owns, leases or charters U.S. flag towboats or barges eligible to engage in the coastwise trade of the United States is, and will be as of the Closing Date (without giving effect to the consummation of the Restructuring), a citizen of the United States within the meaning of Section 2(a) and 2(c) of the Shipping Act.

            Section 3.22. Taxes. Except as set forth on Schedule 3.22:

            (a) ACL Holdings, ACL, each of their Subsidiaries and, to the knowledge of ACL, any ACL Joint Venture have timely filed (or there have been filed on their behalf) all material Tax Returns required to be filed by them under applicable law, and all such Tax Returns were and are true, complete and correct in all material respects.

            (b) ACL Holdings, ACL, each of their Subsidiaries and, to the knowledge of ACL, any ACL Joint Venture have paid all material Taxes that are currently or were due and payable for all periods through and including the Closing Date within the time and in the manner prescribed by law, except for those Taxes contested in good faith and for which adequate reserves have been provided on the most recent ACL Balance Sheets contained in the ACL SEC Documents and the ACL Financial Statements. ACL Holdings, ACL and each of their Subsidiaries have withheld and paid over to the proper Government Authority all material Taxes required to be so withheld and paid within the time and in the manner prescribed by law. Solely for purposes of this Section 3.22(b), unpaid or unwithheld Taxes shall be material if the amount of such unpaid or unwithheld Taxes in the aggregate equals or exceeds $100,000.

            (c) No audits or other administrative proceedings or court proceedings are presently pending or have been asserted in writing with regard to any Taxes or Tax Returns of ACL Holdings, ACL, any of their Subsidiaries, or, to the knowledge of ACL, any ACL Joint Venture and, to the knowledge of ACL, there are no other such proceedings pending or threatened.

            (d) No deficiencies for any Taxes have been proposed, asserted or assessed in writing by any Government Authority against ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, and to the knowledge of ACL, there are no other proposed asserted or assessed deficiencies for Taxes by any Government Authority. There is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture.

            (e) None of ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, has received a written ruling from a Government Authority relating to Taxes or has entered into a written or legally binding agreement relating to Taxes with any taxing authority.

            (f) None of ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

            (g) None of ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method. There are no applications pending with any Government Authority requesting permission for any changes in any accounting method of ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture.

            (h) None of ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, is a controlled foreign corporation of which ACL Holdings, ACL, or any of their domestic Subsidiaries or, to the knowledge of ACL, any of the domestic ACL Joint Ventures, is a United States Shareholder. There are no gain recognition agreements, within the meaning of Treasury Regulation 1.367(a)-8 or any predecessor provision, between ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, on one hand, and a member or stockholder of either ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, on the other.

            (i) There is no pending or, to the knowledge of ACL, threatened action, proceeding or investigation by any taxing authority for assessment or collection of Taxes with respect to ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, in any jurisdiction where ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, respectively, has not filed a Tax Return.

            (j) ACL Holdings, ACL, each of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, are organized in the legal form of a partnership or limited liability company (A) that has been treated since its formation, and continues to be treated for federal income tax purposes, as a partnership or as a disregarded entity, and not as a corporation or as an association taxable as a corporation, (B) such that no election has been made pursuant to Treasury Regulation Section 301.7701-3(a) (the "check-the-box regulations") to treat any such entity as an association taxable as a corporation, and (C) such that no taxing authority has taken a position inconsistent with the treatment of such entity as a partnership or a disregarded entity.

            (k) No property of ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, is property that any of ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, is required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code prior to its amendment by the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

            (l) There are no liens for Taxes on any of the properties of ACL Holdings, ACL, any of their Subsidiaries or, to the knowledge of ACL, any ACL Joint Venture, other than ACL Permitted Encumbrances.

            Section 3.23. No Material Misstatements. Neither the documentation evidencing the Exchange Offer and Consent Solicitation nor the Disclosure Statement included as part of the Chapter 11 Plan nor any other solicitation materials used in connection with the Exchange Offer and Consent Solicitation or the Chapter 11 Plan nor any oral solicitations made by ACL Holdings, ACL or their Subsidiaries in connection therewith shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or omit any material fact necessary to correct any statement in any earlier communication with respect to any solicitation which has become false or misleading in any material respect.

            Section 3.24. Certain Business Practices and Regulations. None of ACL Holdings, ACL or any of their Subsidiaries or any directors, representatives, managers, officers, agents or employees thereof and, to the knowledge of ACL, no ACL Joint Venture or any directors, representatives, managers, officers, agents or employees thereof, has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) participated in or cooperated with an international boycott or (d) made any unlawful payment.

            Section 3.25. SEC Filings. ACL has filed all reports, schedules, registration statements, forms and documents required to be filed by ACL with the SEC since December 31, 1999 (the "ACL Required SEC Filings"). The ACL Required SEC Filings (i) were filed on a timely basis, (ii) at the time filed, were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ACL Required SEC Filings, and (c) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such ACL Required SEC Filings or necessary in order to make the statements in such ACL Required SEC Filings, in the light of the circumstances under which they were made, not misleading.

            Section 3.26. No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, it is the explicit intent of each Party that neither ACL Holdings nor ACL is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, seaworthiness, merchantability, suitability or fitness for a particular purpose as to any assets or properties of ACL Holdings, ACL or their Subsidiaries or any ACL Joint Venture.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF DHC

            DHC hereby represents and warrants to ACL Holdings, ACL, the Preferred Unitholders, and Management Unitholders as follows, except as set forth in the DHC SEC Documents:

            Section 4.1. Incorporation; Authorization; Etc.

            (a) DHC and each of DHC's Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. Each of DHC and its Subsidiaries (i) has all requisite power to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each domestic and foreign jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business would not, individually or in the aggregate, have a material adverse effect on DHC.

            (b) DHC has full power to consummate the Restructuring and to execute and deliver this Agreement and the other Restructuring Documents to which DHC is or will be party and to perform its obligations hereunder and under the other Restructuring Documents. The execution and delivery of this Agreement and the other Restructuring Documents and the performance of DHC's obligations hereunder and under the other Restructuring Documents have been duly and validly authorized by all necessary proceedings on the part of DHC and no other proceedings or actions on the part of DHC, its Board of Directors, stockholders, or debtholders are necessary therefor. The execution, delivery and performance by DHC of this Agreement and the other Restructuring Documents will not (i) violate any provision of DHC's Restated Certificate of Incorporation or by-laws or other organizational documents, (ii) violate any provision of, or be an event that is (or with notice or the passage of time or both will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Encumbrance upon, the assets or properties of DHC or its Subsidiaries pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, injunction, decree, permit or "employee benefit plan" (as defined in Section 3(3) of ERISA) to which DHC or its Subsidiaries is a party or by which DHC or its Subsidiaries is bound, that would, individually or in the aggregate, have a material adverse effect on DHC or that would prevent the consummation of any part of the Restructuring, or (iii) violate or conflict with any statute, rule or regulation applicable to DHC or its Subsidiaries or any of its assets or properties or any other material restriction of any kind or character to which DHC or its Subsidiaries is subject, that would, individually or in the aggregate, have a material adverse effect on DHC or would prevent the consummation of any part of the Restructuring. This Agreement has been, and each other Restructuring Document to which DHC will be a party, will be, duly executed and delivered by DHC and, assuming the due execution and delivery hereof and thereof by the other Parties hereto, constitutes the legal, valid and binding obligation of DHC, enforceable against DHC in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

            Section 4.2. Capitalization. Schedule 4.2 sets forth the number of authorized and outstanding shares of capital stock of DHC. Except as set forth on Schedule 4.2, no stock appreciation right, phantom stock, profit participation or similar right is outstanding with respect to any capital stock of DHC. Except as set forth in Schedule 4.2, all shares of Newly-Issued DHC Common Stock and Restricted DHC Common Stock issuable pursuant to this Agreement are duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid, nonassessable, and free of preemptive rights and owned by each of the Preferred Unitholders receiving Newly-Issued DHC Common Stock pursuant to Section 2.1(b)(iii)(A) hereof and the Management Unitholders, respectively, free and clear of all Encumbrances. Except for this Agreement and except as set forth on Schedule 4.2, there are no options, warrants, calls, rights or agreements to which DHC or its Subsidiaries is a party or by which it is bound obligating DHC to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or other equity interests of DHC, or securities convertible into or exchangeable for such shares or obligating DHC to grant, extend or enter into any such option, warrant, call, right or agreement. Except as set forth on Schedule 4.2 or the Restated Certificate of Incorporation of DHC, there are no outstanding contractual obligations of DHC (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive right with respect to any shares of capital stock of DHC.

            Section 4.3. Litigation; Orders. Except for litigation in the ordinary course of the insurance business for which an adequate reserve has been made on the DHC Balance Sheet as of December 31, 2001, there are no lawsuits, actions, administrative or arbitration or other proceedings or Government Authority investigations, pending with respect to which DHC or its Subsidiaries has been duly served or otherwise received notice as of the date hereof or, to the knowledge of DHC, threatened against, by any person or Government Authority that would, individually or in the aggregate, have a material adverse effect on DHC or would prevent the consummation of the Restructuring.

            Section 4.4. Employee Benefit Plans. Listed on Schedule 4.4 is each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) each related trust now maintained or sponsored by DHC and each welfare benefit plan (as defined in Section 3(1) of ERISA) now maintained or sponsored by DHC or any member of its Controlled Group (the "DHC Plans"). Except as set forth on
Schedule 4.4, each DHC Plan has been operated and administered in all material respects in compliance with the terms of each such plan, any applicable collective bargaining agreement, and the requirements of applicable law and regulations, including, but not limited to, the Code and ERISA. All contributions and premium payments required to be made to or on account of each such DHC Plan under the terms thereof, ERISA or the Code have been made or properly accrued. No DHC Plan that is subject to Section 412 of the Code has an accumulated or waived funding deficiency. DHC has not incurred any material liability (including any material contingent liability) to or on account of a DHC Plan pursuant to Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and no proceedings have been instituted to terminate any DHC Plan.

            Section 4.5. Approvals, Other Authorizations or Consents. Except as set forth on Schedule 4.5, there are no registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by DHC with, to or from any person (including any Government Authority) in connection with the Restructuring except for those the failure to make, file, give or obtain which would not, individually or in the aggregate, have a material adverse effect on DHC or delay materially or prevent consummation of the Restructuring.

            Section 4.6. Brokers, Finders, Etc. Neither DHC nor any Affiliate of DHC has employed any broker, finder, consultant or other intermediary in connection with the Restructuring who would have a valid claim for a fee or commission from ACL Holdings, ACL or any Subsidiary or any Preferred Unitholder in connection with the Restructuring.

            Section 4.7. Qualifications of DHC. DHC is a "Citizen of the United States" within the meaning of Section 2 of the Shipping Act, and is qualified to enter into this Agreement and to acquire an ownership interest (whether direct or indirect) in marine vessels, and the provisions of the Shipping Act imposing restrictions upon transfers to persons other than Citizens of the United States (within the meaning of Section 2 of the Shipping Act) and any proclamations, orders or regulations thereunder are inapplicable to DHC and the transactions contemplated hereby.

            Section 4.8. Acquisition for Investment. DHC confirms that it has such knowledge and experience in financial and business matters and that it is capable of evaluating the merits and risks of the transactions contemplated hereby, including the acquisition of membership interests of ACL Holdings hereunder. DHC confirms that ACL Holdings has made available to DHC the opportunity to ask questions of the officers and management employees of each of ACL Holdings and ACL and its Subsidiaries as well as access to the documents, information and records of each of ACL Holdings and ACL and its Subsidiaries and to acquire additional information about the business and financial condition of each of ACL Holdings and ACL and its Subsidiaries, and DHC confirms that it has made an independent investigation, analysis and evaluation of each of ACL Holdings and ACL and its Subsidiaries and their properties, assets, business, financial condition, documents, information and records. DHC is acquiring the ACL Holdings membership interests to be acquired by it hereunder for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such securities within the meaning of the Securities Act. DHC understands and agrees that such ACL Holdings membership interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Securities Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

            Section 4.9. SEC Filings. DHC has filed all reports, schedules, registration statements, forms and documents required to be filed by DHC with the SEC since December 31, 1999 (the "DHC Required SEC Filings"). The DHC Required SEC Filings (i) were filed on a timely basis, (ii) at the time filed, were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such DHC Required SEC Filings, and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such DHC Required SEC Filings or necessary in order to make the statements in such DHC Required SEC Filings, in the light of the circumstances under which they were made, not misleading.

            Section 4.10. Financial Statements.

            (a) Attached to Schedule 4.10 are true and complete copies of (i) the audited consolidated balance sheets of DHC and its Subsidiaries as of December 31, 2001, December 31, 2000, and December 31, 1999, and the related audited consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended December 31, 2001, December 31, 2000, and December 31, 1999, together with the respective reports thereon and certifications thereof by KPMG LLP and (ii) the unaudited consolidated balance sheet, and the related unaudited consolidated statements of operations, stockholders' equity and cash flows, of DHC and its Subsidiaries as of and for the month ended January 31, 2002 (collectively, the "DHC Financial Statements"). Each consolidated balance sheet included in the DHC Financial Statements may be hereafter referred to as a "DHC Balance Sheet" and each consolidated statement of operations and stockholders' equity included in the DHC Financial Statements may be hereinafter referred to as a "DHC Income Statement." The DHC Financial Statements have been prepared from and are consistent with the books and records of DHC and its Subsidiaries.

            (b) Except as indicated on Schedule 4.10 or in the DHC Financial Statements (including any notes thereto), the DHC Financial Statements were prepared in accordance with GAAP consistently applied and, in the case of any DHC Balance Sheet, fairly present the consolidated financial position of DHC and its Subsidiaries at the date thereof in all material respects and, in the case of any DHC Income Statement, fairly present the consolidated results of operations of DHC and its Subsidiaries for the periods then ended in all material respects (subject, in the case of unaudited DHC Financial Statements, to normal year-end adjustments consistent with past practice and in accordance with GAAP).

            Section 4.11. Undisclosed Liabilities. Except as reflected, reserved against or otherwise disclosed in the DHC Balance Sheet as of December 31, 2001 or January 31, 2002 (and specifically identified and described in the accompanying notes), and except as set forth on Schedule 4.11, there are no liabilities, debts (including obligations in respect of capital leases), or obligations of or claims against DHC or its Subsidiaries (other than those incurred in the ordinary course consistent with past practice) which would, individually or in the aggregate, have a material adverse effect on DHC.

            Section 4.12. Material Adverse Effect. Since the date of the last audited consolidated financial statements to be contained in the DHC SEC Documents filed prior to the date hereof, there has been no development, effect or condition which has had or could reasonably be expected to have a material adverse effect on DHC.

            Section 4.13. Transactions with Parties. None of DHC or its Subsidiaries has entered into any transactions with any other Party to this Agreement with respect to the Restructuring, other than as described herein.

            Section 4.14. HSR Exemption. DHC has provided ACL with bona fide financing in a credit transaction entered into in the ordinary course of DHC's business, and any acquisitions made by DHC in connection with the transactions contemplated herein as part of the Restructuring are the result of a bona fide workout of ACL's debt obligations.

            Section 4.15. No Outside Reliance. Notwithstanding anything contained in this Article IV or in any provision hereof, it is the explicit intent of each Party that DHC is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF EACH
                 PREFERRED UNITHOLDER AND MANAGEMENT UNITHOLDER

            Each Preferred Unitholder and Management Unitholder severally represents and warrants, solely as to itself, to DHC as follows:

            Section 5.1. Organization; Authorization; Etc. Such Unitholder has full power to consummate the Restructuring and to execute and deliver this Agreement and the other Restructuring Documents to which it is or will be party and to perform its obligations hereunder and under the other Restructuring Documents. The execution and delivery of this Agreement and the other Restructuring Documents to which it is or will be party and the performance of the obligations of such Unitholder hereunder and under the other Restructuring Documents have been duly and validly authorized by all necessary proceedings on the part of each such person, and no other proceedings or actions on the part of each such person, its Board of Directors or stockholders (or comparable organizational bodies) are necessary therefor. The execution, delivery and performance by such Unitholder of this Agreement and the other Restructuring Documents to which it is or will be party will not (i) violate any provision of such person's Certificate of Incorporation or by-laws (or comparable organizational documents, if applicable), (ii) violate any provision of, or be an event that is (or with notice or the passage of time or both will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Encumbrance upon the assets or properties of such person, pursuant to any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment, injunction, decree, permit or "employee benefit plan" (as defined in Section 3(3) of ERISA) to which such person is a party or by which such person is bound, that would, individually or in the aggregate, have a material adverse effect on such person or that would prevent the consummation of any part of the Restructuring, or
(iii) violate or conflict with any statute, rule or regulation applicable to any such person, or any of such person's assets or properties or any other material restriction of any kind or character to which such person is subject, that would, individually or in the aggregate, have a material adverse effect on such person, or would prevent the consummation of any part of the Restructuring. This Agreement has been, and each other Restructuring Document to which such person will be a party, will be, duly executed and delivered by such Unitholder and, assuming the due execution and delivery hereof and thereof by the other Parties hereto, constitutes the legal, valid and binding obligation of such person enforceable against such person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

            Section 5.2. Title to Units. Such Unitholder has good and marketable title to the Preferred Units held by such person, free and clear of all Encumbrances except for Encumbrances set forth in the Existing LLC Agreement.

            Section 5.3. Acquisition for Investment. Each Management Unitholder confirms that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated hereby, including the acquisition hereunder of Restricted DHC Common Stock, as applicable. Such Management Unitholder confirms that DHC has made available to such person the opportunity to ask questions of the officers and management employees of DHC as well as access to the documents, information and records of DHC and to acquire additional information about the business and financial condition of DHC. Each Management Unitholder confirms that it has made an independent investigation, analysis and evaluation of DHC and its properties, assets, business, financial condition, documents, information and records. Such Management Unitholder is acquiring the securities to be acquired by it hereunder for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such securities within the meaning of the Securities Act. Such Management Unitholder understands and agrees that such securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Securities Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

            Section 5.4. Foreign Status. Such Unitholder is not a "foreign person" within the meaning of Section 1445 of the Code. Such Unitholder will furnish DHC with IRS Forms W-9 (or any similar form), if applicable, and with an affidavit that satisfies the requirements of Section 1445(b)(2) of the Code.

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

            Section 6.1. Reasonable Best Efforts. Subject to the terms and conditions herein provided and applicable law, each of ACL Holdings, ACL and DHC shall use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and by the other Restructuring Documents, and to cooperate fully with the others in connection with the foregoing (whether before, at or after the Closing Date), including using all reasonable best efforts (i) to obtain all required waivers, consents, approvals and authorizations from third parties and under any federal, state, local or foreign law or regulation, including under the HSR Act, if applicable, (ii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iii) to effect all necessary registrations and filings and submissions of information requested by any Government Authority, (iv) in the event the Restructuring is to be effected through a Chapter 11 Case and a Chapter 11 Plan, to seek confirmation of the Chapter 11 Plan consistent with the terms hereof, and (v) to fulfill all conditions set forth in Articles VIII, IX, X, and XI of this Agreement, and the other Parties shall reasonably cooperate with the foregoing. Each of ACL Holdings, ACL and DHC further shall, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order applicable to it that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby and by the other Restructuring Documents, use all reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Notwithstanding anything herein to the contrary, this Agreement is being executed by the Unitholders in their capacities as equity holders and not, if applicable, as members of the Board of Representatives of ACL Holdings or in any other capacity, it being acknowledged that any duties and conduct as members of the Board of Representatives of ACL Holdings shall be solely as prescribed by law and not by this Agreement. Furthermore, the Unitholders hereto will use all reasonable best efforts for their actions alone and shall take no responsibility whatsoever for any activities of ACL Holdings, ACL and their Subsidiaries.

            Section 6.2. Conduct of Business. From the date hereof to the Closing, except as otherwise contemplated by this Agreement or as consented to or approved in writing by DHC (which consent or approval shall not be unreasonably withheld or delayed) or as specifically required by applicable law, each of ACL Holdings and ACL agree that:

            (a) ACL Holdings, ACL and their Subsidiaries shall operate their respective businesses, and shall cause the businesses of each of the ACL Joint Ventures to be operated (to the extent that ACL Holdings or ACL, as applicable, can legally or contractually affect the conduct of business of any such ACL Joint Venture), in the ordinary course consistent with past practice and shall use reasonable efforts to preserve their respective businesses intact, to keep available the services of employees and to preserve the goodwill of customers and others having business relations with them;

            (b) except in the ordinary course of business consistent with past practice or as required by contractual obligation or as set forth on Schedule 6.2(b), ACL Holdings, ACL and their Subsidiaries shall not, and shall cause each of the ACL Joint Ventures to not (to the extent that ACL Holdings or ACL, as applicable, can legally or contractually affect the conduct of business of any such ACL Joint Venture), (i) create, incur or assume any long-term or short-term debt (including obligations in respect of capital leases), except loans and advances among parties which will be Subsidiaries of ACL Holdings or ACL or an ACL Joint Venture, in each case, following the Closing, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any person other than ACL and its Subsidiaries and the ACL Joint Ventures or (iii) declare, set aside, or pay any dividend or make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests;

            (c) ACL Holdings, ACL and their Subsidiaries shall not, except as required by contractual obligation, (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of their directors, representatives, managers, officers or other key employees, (ii) except as set forth on Schedule 6.2(c), pay or agree to pay any pension, retirement allowance or similar employee benefit to any such director, representative, manager, officer or key employee, whether past or present, not required or contemplated to be paid prior to the Closing Date by any existing ACL Employee Benefit Plan as in effect on the date hereof, (iii) enter into or amend (provided, that any such amendment shall be subject to clause (i) above) any new or existing employment, severance, consulting, or other compensation agreement with any existing director, officer or key employee or (iv) commit to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend or commit themselves to amend any of such plans, funds or similar arrangements;

            (d) except in the ordinary course of business consistent with past practice or as required by contractual obligation or as set forth on Schedule 6.2(d), ACL Holdings, ACL and their Subsidiaries shall not, and shall cause each of the ACL Joint Ventures to not (to the extent that ACL Holdings or ACL, as applicable, can legally or contractually affect the conduct of business of any such ACL Joint Venture), (A) sell, transfer or otherwise dispose of any assets with a fair market value in excess of $2,000,000 per transaction or $6,000,000 for all such transactions (other than floating vessels in connection with the retirement thereof, swap transactions or other dispositions not exceeding $6,000,000 in the aggregate), (B) create any new Encumbrance (other than any ACL Permitted Encumbrance) on properties or assets or (C) enter into any joint venture or partnership;

            (e) except in the ordinary course of business consistent with past practice and except for the extension or renewal of any existing charter or lease or as set forth in Schedule 6.2(e), ACL Holdings, ACL and their Subsidiaries shall not, and shall cause each of the ACL Joint Ventures to not (to the extent that ACL Holdings or ACL, as applicable, can legally or contractually affect the conduct of business of any such ACL Joint Venture), enter into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) providing for future payments by ACL Holdings, ACL and their Subsidiaries or such ACL Joint Venture, as applicable, of more than $2,000,000 per agreement or $6,000,000 for all such agreements;

            (f) except as required by contractual obligation or as set forth in
Schedule 6.2(f), ACL Holdings, ACL and their Subsidiaries shall not, and shall cause each of the ACL Joint Ventures to not (to the extent that ACL Holdings or ACL, as applicable, can legally or contractually affect the conduct of business of any such ACL Joint Venture), make any capital expenditure (or series of related capital expenditures) or enter into any capital lease either involving more than $2,000,000 per transaction or $6,000,000 for all such transactions;

            (g) except as required by contractual obligation or as set forth on
Schedule 6.2(g), ACL Holdings, ACL and their Subsidiaries shall not, and shall cause each of the ACL Joint Ventures to not (to the extent that ACL Holdings or ACL, as applicable, can legally or contractually affect the conduct of business of any such ACL Joint Venture), make any capital investment in, any loan or advance to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans and acquisitions);

            (h) ACL Holdings, ACL and their Subsidiaries shall not make or authorize any change in any of their organizational documents;

            (i) except as required by law or GAAP, ACL Holdings, ACL and their Subsidiaries shall not change any of their Accounting Principles;

            (j) ACL Holdings, ACL and their Subsidiaries shall not make any loan to, or enter into any other transaction with, any of its directors, representatives, managers, officers, or employees;

            (k) ACL Holdings and ACL shall not declare, set aside, or pay any dividend or make any distribution (including, but not limited to, any "Tax Advance Distribution" pursuant to Article V of the Existing LLC Agreement) with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests;

            (l) ACL Holdings, ACL and their Subsidiaries, as applicable, shall not amend, modify or terminate the Senior Noteholder Lock-Up Agreement, the DHC Lock-Up Agreement, or the Forbearance Agreement; and

            (m) ACL and its Subsidiaries shall not agree to take any action prohibited by this Section 6.2.

Notwithstanding anything to the contrary contained in this Section 6.2, ACL Holdings and ACL agree not to take those actions explicitly set forth on
Schedule 6.2(x).

            Section 6.3. Public Announcements. Subject to applicable securities laws and stock exchange requirements, from the date hereof until the Closing Date, each Party shall obtain the consent of the other Parties (other than the Management Unitholders), not to be unreasonably withheld, before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, including, without limitation, the identity of any Party.

            Section 6.4. Termination of Discussions.

            (a) Each of ACL Holdings, ACL, each Preferred Unitholder, and each Management Unitholder (each, a "Representing Party") hereby represents and warrants to DHC and each other Party that as of the date hereof such Representing Party and its Subsidiaries, representatives, directors, officers, agents and Affiliates (i) have terminated all discussions and negotiations with third parties respecting any Acquisition Proposal and (ii) are not a party to or bound by any agreement for an Acquisition Proposal other than pursuant to the terms and conditions of this Agreement.

            (b) Except as set forth in Section 6.4(c) below (or as required by the Bankruptcy Code), until the termination of this Agreement in accordance with the terms hereof (i) each Representing Party shall not, nor shall it cause, authorize or permit, any of its Subsidiaries or Affiliates or any of its or their directors, representatives, managers, officers, employees, investment bankers, attorneys, accountants or other advisors, agents or representatives, directly or indirectly, to solicit, initiate or encourage any inquiries, offers or proposals or any indication of interest or the commencement of negotiations or conduct, continue or otherwise participate in any negotiations or enter into any agreement or provide any information or permit access to the assets and properties and books and records of ACL Holdings, ACL or any of their Subsidiaries regarding or in connection with any proposal for the acquisition by any party (other than DHC and/or one or more of its Subsidiaries and their respective Affiliates) of all or substantially all of the equity interests of ACL Holdings, ACL or their Subsidiaries or the acquisition of, or business combination with, ACL Holdings, ACL or their Subsidiaries through any means, including a merger, consolidation, share exchange, purchase of assets, court approved or other recapitalization, reorganization or restructuring, liquidation, dissolution or other similar transaction, whether in one transaction or a series of transactions (an "Acquisition Proposal"), and (ii) neither ACL Holdings, ACL nor their respective Boards of Representatives shall
(A) withdraw or propose to withdraw or modify in an adverse manner or propose to modify in an adverse manner the approval of such Boards of Representatives of this Agreement or the Restructuring, or (B) cause or permit ACL Holdings or ACL to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, recapitalization agreement or similar agreement constituting or relating to an Acquisition Proposal or (C) adopt, approve or recommend, or propose to adopt, approve or recommend any Acquisition Proposal.

            (c) Notwithstanding the foregoing, the Board of Representatives of ACL Holdings or ACL may, in response to an unsolicited (except as required by the Bankruptcy Code) bona fide written Acquisition Proposal that did not result from a breach of clause (b) above, from any person (a "Potential Acquiror") which the Board of Representatives of ACL Holdings or ACL determines in good faith, after consultation with its independent financial advisor and outside legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information to, permit access to the assets and properties and books and records of ACL Holdings, ACL or any of their Subsidiaries, and engage in discussions and negotiate with, such Potential Acquiror and its representatives (including financing sources); provided, that no information shall be furnished to any Potential Acquiror unless such Potential Acquiror shall have entered into a confidentiality agreement on customary terms. In addition to the foregoing and without prejudice to any action or recommendation of the Board of Representatives of ACL Holdings or ACL, each of ACL Holdings and ACL agree not to withdraw or modify in an adverse manner its approval of this Agreement or the Restructuring.

            (d) ACL Holdings and ACL shall, within 24 hours of the occurrence thereof, notify DHC orally and in writing of the receipt of any Acquisition Proposal or an offer, inquiry or request by any person that to the knowledge of ACL may be considering making or has made an Acquisition Proposal. Such notice to DHC shall indicate in reasonable detail the identity of the Potential Acquiror and the material terms and conditions of such Acquisition Proposal, to the extent known.

            Section 6.5. Ratings. Within six months following the Closing Date, ACL shall use its reasonable best efforts to cause each of (i) the bank facility evidenced by the Amended and Restated Credit Agreement, (ii) the New Senior Notes, and (iii) the New Senior Subordinated Notes to become rated by each of Moody's and Standard & Poor's Rating Services.

            Section 6.6. Management Stock Plan; Restricted DHC Common Stock.

            (a) DHC hereby agrees to begin soliciting shareholder approval within 120 days following the Closing Date of a management incentive stock plan whereby 6.0% of DHC Common Stock (calculated on a Fully-Diluted Basis as of the Closing Date) shall be allocated for issuance to those persons identified by ACL Holdings in consultation with DHC (such persons, the "Participating Executives") and otherwise having the terms and conditions as set forth on Exhibit F attached hereto and such other terms and conditions reasonably satisfactory to the Participating Executives and DHC (the "Management Stock Plan"); provided, that if DHC has not obtained shareholder approval of such Management Stock Plan within 120 days following the Closing Date, DHC shall grant the Participating Executives stock appreciation rights that would provide such Participating Executives with the same economic benefit as the Management Stock Plan would have had such Management Stock Plan been adopted and having such other terms and conditions as are reasonably satisfactory to the Participating Executives and DHC, and further provides that, notwithstanding anything in this Section 6.6 to the contrary, a Participating Executive who is a participant in an Executive Plan (as defined in paragraph (c) of Section 6.16) who does not execute the waiver described in the second sentence of such paragraph shall not be entitled to participate in the Management Stock Plan (or any substitute plan).

            (b) DHC agrees to grant to each Management Unitholder, in consideration for their continuing employment with the Company, the number of shares of Restricted DHC Common Stock listed opposite such Management Unitholder's name on Schedule 2.1.

            Section 6.7. Exchange Offer and Consent Solicitation. ACL Holdings and ACL agree to commence the Exchange Offer and Consent Solicitation no later than April 15, 2002 (unless otherwise extended by written agreement of ACL Holdings, ACL and DHC) either (i) on terms consistent with Exhibits A, B, and C attached hereto, (ii) or otherwise on reasonable and customary terms for such type of transaction, or (iii) otherwise on terms reasonably satisfactory to DHC. The documentation for the Exchange Offer and Consent Solicitation will contain a Chapter 11 Plan and related Disclosure Statement reasonably satisfactory to DHC, ACL Holdings and ACL.

            Section 6.8. Bank Amendment. As promptly as practicable, ACL Holdings and ACL will use their reasonable best efforts to commence good faith negotiations of an amendment and restatement of the Existing Credit Agreement (the "Amended and Restated Credit Agreement"), which is either (i) on terms consistent with Exhibit I attached hereto, (ii) or otherwise on reasonable and customary terms for such type of transaction, or (iii) otherwise on terms reasonably satisfactory to DHC.

            Section 6.9. Cooperation. In connection with the Restructuring, ACL Holdings, ACL, and DHC and their respective counsel and advisors agree to cooperate in good faith with respect to, and participate in the negotiation of, all Restructuring Documents, including, but not limited to, the Amended and Restated Credit Agreement, the DIP Facility, the amendment of the Indenture in connection with the Exchange Offer and Consent Solicitation, the indentures governing the New Senior Notes and New Senior Subordinated Notes and the documentation governing the replacement of the Receivables Facility, and all documentation related thereto, including, but not limited to, any offering materials used in connection with the Exchange Offer and Consent Solicitation and any other solicitation materials to be used in connection with the Restructuring.

            Section 6.10. Chapter 11 Case and Chapter 11 Plan. In the event that holders of at least 95% of the outstanding aggregate principal amount of Senior Unsecured Notes do not accept the Exchange Offer and Consent Solicitation on or before the earlier of (x) its expiration date or (y) June 13, 2002 (unless otherwise extended by no more than 15 days by DHC, ACL Holdings and ACL; provided, that the related right of termination contained in each of the Senior Noteholder Lock-Up Agreement, the DHC Lock-Up Agreement, and the Forbearance Agreement is extended by all parties thereto for the same number of days), ACL Holdings and ACL each agree to commence immediately voluntary Chapter 11 Cases for themselves and to seek confirmation of a Chapter 11 Plan that incorporates the terms of the Restructuring, subject to the terms and conditions hereof, and to substantially consummate such Chapter 11 Plan by August 1, 2002. In the event that an involuntary Chapter 11 Case is commenced against ACL Holdings, ACL or any of their Subsidiaries, ACL Holdings and ACL each agree to immediately seek confirmation of a Chapter 11 Plan that incorporates the terms of the Restructuring, subject to the terms and conditions hereof. The Chapter 11 Plan shall incorporate the terms and conditions described in the Restructuring Term Sheet and such other terms and conditions that are reasonably satisfactory to DHC, ACL Holdings and ACL, and the Preferred Unitholders.

            Section 6.11. Approval of Termination Amount. If a Chapter 11 Case is commenced, then ACL Holdings and ACL shall file or cause to be filed a motion with the Bankruptcy Court for approval to pay the Termination Amount (if and when the obligation to pay the Termination Amount becomes due), such motion to be filed within ten (10) Business Days after the commencement of the Chapter 11 Case (or if the Chapter 11 Case is an involuntary bankruptcy case, then within ten (10) Business Days after entry of a Chapter 11 order for relief).

            Section 6.12. Monthly Financial Statements. As promptly as practicable, and in any event no later than thirty (30) days after the end of each monthly period ending after the date hereof and before the Closing Date, ACL Holdings and ACL shall deliver to DHC true and complete copies of (in the case of any such monthly period) the unaudited consolidated statement of financial position, and the related unaudited consolidated statements of earnings and retained earnings and cash flows, of ACL Holdings and its Subsidiaries and ACL and its Subsidiaries, in each case as of and for each such monthly period and the portion of the fiscal year then ended (each set, the "Monthly Financial Statements").

            Section 6.13. GMS/Vessel Leasing Acquisition

            (a) Each of DHC and 399 Ventures shall, and 399 Ventures shall cause its Affiliates to, negotiate in good faith the definitive documentation with respect to the GMS/Vessel Leasing Acquisition containing the same material terms as the GMS/Vessel Leasing Acquisition Term Sheet.

            (b) Total consideration payable by DHC to 399 Ventures and its Affiliates in respect of the GMS/Vessel Leasing Acquisition shall not exceed $4,058,869.

            Section 6.14. Full Access. Between the date of this Agreement and the Closing Date, ACL Holdings and ACL shall (a) afford DHC and its authorized representatives reasonable access to all offices and other facilities, premises, properties, and personnel of ACL Holdings, ACL and their Subsidiaries and to all books and records (including Tax records), contracts and documents of ACL Holdings, ACL and their Subsidiaries, (b) permit DHC to make such inspections and to make copies of such books and records as it may reasonably require and
(c) furnish DHC with such financial and operating data and other information as DHC may from time to time reasonably request. DHC and its authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of ACL Holdings, ACL and their Subsidiaries.

            Section 6.15. Management Unitholders. Each Management Unitholder shall agree to be bound by the terms and conditions of the organizational documents of DHC, including, but not limited to, the five percent (5%) ownership limitations imposed on holders of shares of DHC Common Stock.

            Section 6.16. Employee Matters.

            (a) After the Closing, DHC shall cause ACL Holdings and ACL to provide, or shall cause to be provided, for two years, to ACL Current Employees, employee benefits with terms that are, in the aggregate, substantially comparable to those provided by ACL under the ACL Employee Benefit Plans as of the date of this Agreement. The foregoing shall not be construed to prevent: (i) the termination of employment of any ACL Current Employee at any time after the Closing, or (ii) the amendment or termination of any ACL Employee Benefit Plan at any time after the Closing.

            (b) For all purposes under ACL Employee Benefit Plans, DHC will use all reasonable efforts to cause each ACL Current Employee to be credited with his or her years of service with ACL Holdings, ACL and their Affiliates before the Closing for purposes of participation, vesting and benefit levels where length of service is relevant to benefit levels, but not for benefit accrual under any defined benefit plan or any accrual that would result in any duplication of benefits, to the same extent as such ACL Current Employee was entitled, before the Closing, to credit for such service under any similar ACL Employee Benefit Plans. To the extent any one benefit plan is terminated, replaced or amended and a similar plan provided, the new plans will be implemented without a gap in coverage for ACL Current Employees (including but not limited to waiving any pre-existing condition exclusions and actively-at-work requirements for such ACL Current Employees and their covered dependents).

            (c) Prior to the Closing Date, ACL shall amend each of the Supplemental Savings Plan for Eligible Executives of American Commercial Lines LLC, the American Commercial Lines LLC Amended and Restated Salary Continuation Plan, and the Special Retirement Plan of American Commercial Lines LLC (the "Executive Plans"), to delete from each such Executive Plan any provision which would otherwise require the accelerated payment or funding of plan benefits in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement. Prior to the Closing Date, ACL shall also, to the extent necessary and appropriate to effectuate the provisions of the preceding sentence, use its best efforts to obtain waivers from the participants in the Executive Plans of any such right to the accelerated payment or funding of plan benefits, in a form that is reasonably acceptable to DHC; provided, that prior to the Closing Date, ACL shall obtain such waivers for the individuals set forth on Schedule 6.16(c) hereof. Effective as of the Closing Date, DHC shall guarantee ACL's performance of its obligations under the Executive Plans.

                                  ARTICLE VII
                                   TAX MATTERS

            Section 7.1. Tax Allocations. Within 90 days following the Closing Date, DHC, CSX and 399 Ventures shall agree to (a) the relative fair market values, as of the Closing Date, of the assets of ACL Holdings and of each of its Subsidiaries that is treated as either a disregarded entity or a partnership for U.S. federal income tax purposes and (b) the fair market value of the Common Units acquired pursuant to Section 2.1(a). Each Party agrees to (i) execute and file all Tax Returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation and Common Unit values determined pursuant to this Section 7.1, and (ii) not take any position before any Government Authority or in any judicial proceeding that is inconsistent with such allocation and Common Unit values, except as otherwise required by law.

            Section 7.2. Tax Returns.

            (a) ACL Holdings, ACL and each of their Subsidiaries shall file or cause to be filed when due all Tax Returns that are required to be filed before the Closing Date and shall pay any Taxes due and required to be paid by them in respect of such Tax Returns.

            (b) ACL Holdings, ACL and each of their Subsidiaries shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to ACL Holdings, ACL or any of their Subsidiaries and shall remit any Taxes due and required to be paid by them in respect of such Tax Returns.

            (c) The Parties agree that the ACL and ACL Holdings partnership Tax Return for the period ending on the Closing Date shall be completed on the basis that ACL Holdings shall terminate and close its books as of the close of business on the Closing Date as a result of the Restructuring and accordingly all of the income of ACL and ACL Holdings (including, without limitation, any cancellation of debt income resulting from the Restructuring), through and including the Closing Date shall be allocated to the existing partners of ACL Holdings and not to DHC. ACL Holdings shall prepare all ACL and ACL Holdings partnership Tax Returns and any Tax Return of any Subsidiary of ACL Holdings if the computation of Tax liability on such Subsidiary's Tax Return would impact the Tax Liability (including indemnifications for Tax liability) of 399 Venture or CSX and defend all audits, inquiries or other controversies with respect to ACL and ACL Holdings partnership Tax Returns and any Tax Return of any Subsidiary of ACL Holdings if the computation of Tax liability on such Subsidiary's Tax Return would impact the Tax Liability (including indemnifications for Tax liability) of 399 Venture or CSX, in each case for periods ending on or prior to the Closing Date, as directed by 399 Ventures and CSX (if, pursuant to (d) below, 399 Ventures or CSX elect to control such audit, inquiry or other controversy) and DHC, ACL and ACL Holdings shall take no action with respect to such Tax Returns and such audits, inquiries and other controversies, except as directed by 399 Ventures or CSX, consistent with the following sentence. The rights of 399 Ventures and CSX (as between 399 Ventures and CSX) to control partnership Tax Returns and audits, inquiries or other controversies of ACL and ACL Holdings for any period or portion thereof ending on or before the Closing Date shall be governed by the Existing LLC Agreement. DHC shall not amend or cause to be amended, or agree to any adjustment of, any partnership Tax Returns of ACL and ACL Holdings or any Tax Return of any subsidiary of ACL Holdings for any period or portion thereof ending on or before the Closing Date if such amendment or adjustment would result in a change in the tax liability of 399 Ventures or CSX without the consent of 399 Ventures and/or CSX (such consent not to be unreasonably withheld), as applicable. All such Tax Returns shall be completed in accordance with past practice, except to the extent otherwise required by law. ACL Holdings and ACL shall make available to 399 Ventures and/or CSX personnel of ACL Holdings or ACL to explain, discuss or modify any such Tax Returns with reasonable notice at reasonable times. ACL Holdings and ACL shall maintain books, records, Tax Returns and all other necessary information with respect to taxable periods (or portions thereof) ending on or before the Closing Date for no less than seven years. Before disposing of any such materials, ACL Holdings and/or ACL shall offer such materials to 399 Ventures. ACL Holdings and ACL shall make available to 399 Ventures (and, with respect to taxable periods ending prior to June 30, 1998, CSX) such available information and such personnel of ACL Holdings or ACL and such other reasonable assistance, including powers of attorney as will be necessary to respond to any inquiry, audit, investigation or other tax matter (including litigation) involving any taxable period (or portions thereof) ending on or prior to the Closing Date with reasonable notice at reasonable times.

            (d) ACL Holdings will promptly notify CSX and 399 Ventures of the commencement of an examination of the Tax Returns of ACL Holdings, ACL or any of their Subsidiaries by a Government Authority with respect to any taxable year ending on or before the Closing Date or the receipt of notice from a Government Authority in which an adjustment or claim for Taxes relating to any taxable year ending on or before the Closing Date is made. CSX and 399 Ventures will be entitled to, at their sole option and expense, control such examination or the contest of any such claim for Taxes, unless the outcome of such examination or the determination of such Tax claim would not result in a change in the tax liability of 399 Ventures or CSX.

            (e) DHC shall not cause ACL Holdings, ACL or any of their Subsidiaries to take, and ACL Holdings, ACL and each of their Subsidiaries shall not take, on the Closing Date, any actions outside the ordinary conduct of their business, except as required by this Agreement.

            (f) The Parties agree that the transactions contemplated by Article II shall result in a termination of ACL Holdings, pursuant to Section 708(b) of the Code, on the Closing Date, and all Tax Returns shall be prepared in a manner consistent with such termination.

            Section 7.3. Section 108. DHC hereby represents and warrants that the transactions contemplated by this Agreement shall not give rise to an "indirect acquisition" within the meaning of Treas. Reg. section 1.108-2(c)(3).

            Section 7.4. Partnership Status. Other than the actions contemplated by this Agreement, neither ACL Holdings nor ACL shall, or shall permit any of their Subsidiaries to, make or rescind any election relating to Taxes if such action would cause ACL Holdings to cease to be treated as a partnership, or cause ACL or any Subsidiary that is currently a limited liability company or partnership to cease to be treated as a partnership or a disregarded entity, as the case may be, for federal income tax purposes.

            Section 7.5. Transfer Taxes. The parties will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding the real property transfer or gains, sales, use, transfer, value added, stock transfer, stamp taxes, if any, and any transfer, recording, registration and other fees or similar Taxes ("Transfer Taxes") that may become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Closing Date.

            Section 7.6. Section 754 or Other Election. The Parties acknowledge that ACL Holdings has an election in effect under Section 754 of the Code and agree not to revoke such election.

                                  ARTICLE VIII
                    CONDITIONS TO DHC'S OBLIGATIONS TO CLOSE

            DHC's obligations to consummate the Restructuring shall be subject to the satisfaction or waiver by DHC, on or prior to the Closing Date, of all of the following conditions:

            Section 8.1. Representations, Warranties and Covenants. The representations and warranties contained in (a) Articles III and V and the representations and warranties of ACL Holdings and ACL contained in Article VII of this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" qualifiers set forth therein) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except (i) for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), and (ii) in any case for such failures to be true and correct which would not, individually or in the aggregate, have a material adverse effect on ACL Holdings or ACL and (b) Section 3.19(b) shall be true and correct on the Closing Date as though such representation and warranty had been made on and as of such date. The covenants and agreements of each of ACL Holdings, ACL, the Preferred Unitholders, and the Management Unitholders to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

            Section 8.2. Filings; Consents; Waiting Periods. All consents and approvals of any Government Authority that are required to be obtained in connection with the Restructuring and those consents and approvals listed on
Schedule 8.2 shall have been received.

            Section 8.3. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Restructuring.

            Section 8.4. Deliveries. Each of the items identified in Sections 2.2(b) and 2.2(c) hereof shall have been delivered to DHC.

            Section 8.5. Amended and Restated Credit Agreement; DIP Facility; Exit Facility. The Amended and Restated Credit Agreement shall (a) have been duly executed by the parties thereto either (i) on terms consistent with Exhibit J attached hereto, (ii) or otherwise on reasonable and customary terms for such type of transaction, or (iii) otherwise on terms reasonably satisfactory to DHC and (b) be in full force and effect on the Closing Date; provided, instead, that if the holders of less than 95% of the outstanding aggregate principal amount of the Senior Unsecured Notes accept the terms and conditions of the Exchange Offer and Consent Solicitation, the agreements evidencing the DIP Facility (and not the Amended and Restated Credit Agreement) shall (a) have been duly executed by the parties thereto either (i) on terms consistent with Exhibit G attached hereto, (ii) or otherwise on reasonable and customary terms for such type of transaction, or (iii) otherwise on terms reasonably satisfactory to DHC and (b) shall be in full force and effect on the Closing Date; provided, further, that if otherwise applicable, the Exit Facility shall have been duly executed by the parties thereto and shall be in full force and effect on the Closing Date.

            Section 8.6. Exchange Offer and Consent Solicitation. The Exchange Offer and Consent Solicitation shall have been consummated (a) on terms consistent with Exhibits A, B, and C attached hereto, (b) otherwise on reasonable and customary terms for such type of transaction, or (c) otherwise on terms reasonably satisfactory to DHC, whether pursuant to the acceptance of the terms and conditions of such Exchange Offer and Consent Solicitation by the holders of at least 95% of the outstanding aggregate principal amount of Senior Unsecured Notes or, in the event, subject to the terms and conditions hereof, a Chapter 11 Plan has been filed that incorporates the terms of the Restructuring, such Chapter 11 Plan shall have been confirmed by the Bankruptcy Court, and the Chapter 11 Confirmation Order shall be (a) on reasonable and customary terms for such type of transaction, or (b) otherwise on terms reasonably satisfactory to DHC.

            Section 8.7. Receivables Facility. The Receivables Facility shall have been replaced by a new facility having terms either (a) providing substantially similar liquidity to that of the Receivables Facility, (b) or otherwise on reasonable and customary terms for such type of transaction, or (c) otherwise on terms reasonably satisfactory to DHC.

            Section 8.8. Legal Proceedings. Other than in any Chapter 11 Case, no action, suit or proceeding (including, without limitation, any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. Section 157(b) or a United States District Court has jurisdiction under 28 U.S.C. Section 1334) shall be pending or overtly threatened by or before any Government Authority or pending or overtly threatened by any other party to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by the Restructuring, or that would be reasonably likely to prevent, materially delay or make illegal the consummation of any transactions contemplated by the Restructuring or that, if adversely determined, could have a material adverse effect on ACL Holdings, ACL or their Subsidiaries.

            Section 8.9. Mutual Release. The Mutual Release shall have been validly executed and delivered by the parties thereto.

                                   ARTICLE IX
           CONDITIONS TO OBLIGATIONS OF ACL HOLDINGS AND ACL TO CLOSE

            The obligation of each of ACL Holdings and ACL to consummate the Restructuring shall be subject to the satisfaction or waiver by ACL Holdings and ACL, on or prior to the Closing Date, of all of the following conditions:

            Section 9.1. Representations, Warranties and Covenants. The representations and warranties of DHC contained in Article IV and VII of this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" qualifiers set forth therein) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except (a) for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), and (b) in any case for such failures to be true and correct which would not, individually or in the aggregate, have a material adverse effect on DHC, and the covenants and agreements of DHC to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

            Section 9.2. Filings; Consents; Waiting Periods. All consents and approvals of any Government Authority that are required to be obtained in connection with the Restructuring shall have been received.

            Section 9.3. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Restructuring.

            Section 9.4. Deliveries. Each of the items identified in Section 2.2(a)(i) hereof shall have been delivered by DHC to ACL Holdings and ACL.

            Section 9.5. Amended and Restated Credit Agreement; DIP Facility; Exit Facility. The Amended and Restated Credit Agreement shall (a) have been duly executed by the parties thereto either (i) on terms consistent with Exhibit J attached hereto, (ii) or otherwise on reasonable and customary terms for such type of transaction, or (iii) otherwise on terms reasonably satisfactory to DHC and (b) be in full force and effect on the Closing Date; provided, that if the holders of less than 95% of the outstanding aggregate principal amount of the Senior Unsecured Notes accept the terms and conditions of the Exchange Offer and Consent Solicitation, the agreements evidencing the DIP Facility (and not the Amended and Restated Credit Agreement) shall (a) have been duly executed by the parties thereto either (i) on terms consistent with Exhibit G attached hereto, or (ii) otherwise on reasonable and customary terms for such type of transaction, or (iii) otherwise on terms reasonably satisfactory to DHC and (b) shall be in full force and effect on the Closing Date; provided, further, that if otherwise applicable, the Exit Facility shall have been duly executed by the parties thereto and shall be in full force and effect on the Closing Date.

            Section 9.6. Exchange Offer and Consent Solicitation. The Exchange Offer and Consent Solicitation shall have been consummated either (a) on terms consistent with Exhibits A, B and C attached hereto, (b) or otherwise on reasonable and customary terms for such type of transaction, or (c) otherwise on terms reasonably satisfactory to DHC, whether pursuant to the acceptance of the terms and conditions of such Exchange Offer and Consent Solicitation by the holders of at least 95% of the outstanding aggregate principal amount of Senior Unsecured Notes or, in the event, subject to the terms and conditions hereof, a Chapter 11 Plan has been filed, that incorporates the terms of the Restructuring, such Chapter 11 Plan shall have been confirmed by the Bankruptcy Court, and the Chapter 11 Confirmation Order shall be (a) on reasonable and customary terms for such type of transaction, or (b) otherwise on terms reasonably satisfactory to DHC.

            Section 9.7. Receivables Facility. The Receivables Facility shall have been replaced by a new facility having terms either (a) providing substantially similar liquidity to that of the Receivables Facility, (b) or otherwise on reasonable and customary terms for such type of transaction, or (c) otherwise on terms reasonably acceptable to DHC.

            Section 9.8. Legal Proceedings. Other than in any Chapter 11 Case, no action, suit or proceeding (including, without limitation, any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. Section 157(b) or a United States District Court has jurisdiction under 28 U.S.C. Section 1334) shall be pending or overtly threatened by or before any Government Authority or pending or overtly threatened by any other party to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by the Restructuring, or that would be reasonably likely to prevent, materially delay or make illegal the consummation of any transactions contemplated by the Restructuring or that, if adversely determined, could have a material adverse effect on ACL Holdings, ACL or their Subsidiaries.

            Section 9.9. Mutual Release. The Mutual Release shall have been validly executed and delivered by the parties thereto.

                                   ARTICLE X
           CONDITIONS TO OBLIGATIONS OF PREFERRED UNITHOLDERS TO CLOSE

            The obligation of each Preferred Unitholder to consummate the Restructuring shall be subject to the satisfaction or waiver by Brown and 399 Ventures, on or prior to the Closing Date, of all of the following conditions:

            Section 10.1. Representations, Warranties and Covenants. The representations and warranties of DHC contained in Articles IV and VII of this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" qualifiers set forth therein) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except (a) for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), and (b) in any case for such failures to be true and correct which would not, individually or in the aggregate, have a material adverse effect on DHC, and the covenants and agreements of DHC to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

            Section 10.2. Filings; Consents; Waiting Periods. All consents and approvals of any Government Authority that are required to be obtained in connection with the Restructuring shall have been received.

            Section 10.3. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Restructuring.

            Section 10.4. Deliveries. Each of the items identified in Section 2.2(a)(ii) hereof shall have been delivered by DHC to the Preferred Unitholders.

            Section 10.5. Exchange Offer and Consent Solicitation. The Exchange Offer and Consent Solicitation shall have been consummated either (a) on terms consistent with Exhibits A, B and C attached hereto, (b) or otherwise on reasonable and customary terms for such type of transaction, or (c) otherwise on terms reasonably satisfactory to DHC, whether pursuant to the acceptance of the terms and conditions of such Exchange Offer and Consent Solicitation by the holders of at least 95% of the outstanding aggregate principal amount of Senior Unsecured Notes or, in the event, subject to the terms and conditions hereof, a Chapter 11 Plan has been filed that incorporates the terms of the Restructuring, such Chapter 11 Plan shall have been confirmed by the Bankruptcy Court, and the Chapter 11 Confirmation Order shall be either (a) on reasonable and customary terms for such type of transaction, or (b) otherwise on terms reasonably satisfactory to DHC.

            Section 10.6. Legal Proceedings. Other than in any Chapter 11 Case, no action, suit or proceeding (including, without limitation, any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. Section 157(b) or a United States District Court has jurisdiction under 28 U.S.C. Section 1334) shall be pending or overtly threatened by or before any Government Authority or pending or overtly threatened by any other party to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by the Restructuring, or that would be reasonably likely to prevent, materially delay or make illegal the consummation of any transactions contemplated by the Restructuring.

            Section 10.7. Mutual Release. The Mutual Release shall have been validly executed and delivered by the parties thereto.

                                   ARTICLE XI
          CONDITIONS TO OBLIGATIONS OF MANAGEMENT UNITHOLDERS TO CLOSE

            The obligation of each Management Unitholder to consummate the Restructuring shall be subject to the satisfaction or waiver by a majority of the Management Unitholders, on or prior to the Closing Date, of all of the following conditions:

            Section 11.1. Representations, Warranties and Covenants. The representations and warranties of DHC contained in Articles IV and VII of this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" qualifiers set forth therein) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except (a) for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time), and (b) in any case for such failures to be true and correct which would not, individually or in the aggregate, have a material adverse effect on DHC, and the covenants and agreements of DHC to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

            Section 11.2. Filings; Consents; Waiting Periods. All consents and approvals of any Government Authority that are required to be obtained in connection with the Restructuring shall have been received.

            Section 11.3. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or Government Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Restructuring.

            Section 11.4. Deliveries. Each of the items identified in Section 2.2(a)(ii) hereof shall have been delivered by DHC to the applicable Parties.

            Section 11.5. Legal Proceedings. Other than in any Chapter 11 Case, no action, suit or proceeding (including, without limitation, any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. Section 157(b) or a United States District Court has jurisdiction under 28 U.S.C. Section 1334) shall be pending or overtly threatened by or before any Government Authority or pending or overtly threatened by any other party to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to any of the transactions contemplated by the Restructuring, or that would be reasonably likely to prevent, materially delay or make illegal the consummation of any transactions contemplated by the Restructuring.

            Section 11.6. Mutual Release. The Mutual Release shall have been validly executed and delivered by the parties thereto.

                                  ARTICLE XII
                                   TERMINATION

            Section 12.1. Termination. This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual consent of DHC and ACL Holdings;

            (b) by either DHC or ACL Holdings or the Preferred Unitholders, on or after the Termination Date, if the Closing shall not have occurred by such date; provided, that the Party seeking to terminate this Agreement under this clause (b) is not then in material breach of this Agreement; provided further, that the right to terminate this Agreement under this clause (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (c) by DHC or ACL Holdings or the Preferred Unitholders, if any court of competent jurisdiction or other Government Authority shall have issued an order, decree or ruling enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall be final and nonappealable; provided, that the Party seeking to terminate this Agreement under this clause (c) is not then in material breach of this Agreement; provided further, that the right to terminate this Agreement under this clause (c) shall not be available to any Party who shall not have used reasonable best efforts to avoid the issuance of such order, decree or ruling;

            (d) by either ACL Holdings or ACL, on the one hand, or DHC, on the other hand, if there has been a material breach by DHC or ACL Holdings or ACL, respectively, of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth herein and (ii) cannot be cured prior to the Termination Date;

            (e) by ACL Holdings, if, following receipt of a Superior Proposal, the Board of Representatives of ACL Holdings determines in good faith that it is required by its fiduciary duties to terminate this Agreement and accept such Superior Proposal; provided, that (i) ACL Holdings or ACL, as applicable, has complied with its obligations under Section 6.4, and (ii) ACL Holdings or ACL, as applicable, pays the Termination Amount contemporaneously with such termination of this Agreement, as long as DHC is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and provided, further, that ACL Holdings shall not terminate this Agreement pursuant to this paragraph (e) until the expiration of five (5) Business Days following DHC's receipt of written notice advising DHC that ACL Holdings or ACL has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation), identifying the person making such Superior Proposal and stating whether ACL Holdings or ACL intends to enter into a definitive agreement with respect thereto. After providing the notice referred to in the preceding sentence, ACL Holdings and ACL shall provide a reasonable opportunity to DHC during such five (5) Business Day period to make any adjustments in the terms and conditions of this Agreement as are necessary to cause the Restructuring to proceed on terms and conditions equivalent to or better than such Superior Proposal;

            (f) immediately and automatically upon the giving of written notice of termination by DHC to ACL Holdings and ACL if the Chapter 11 Case shall not have been commenced (including, without limitation, the filing of the Chapter 11 Plan and related disclosure statement (the "Disclosure Statement"), each in a form reasonably satisfactory to DHC, ACL Holdings, ACL by June 15, 2002;

            (g) if the Chapter 11 Case is commenced with respect to ACL Holdings or ACL, then immediately and automatically upon the giving of written notice of termination by DHC to ACL Holdings and ACL if:

                  (i) ACL Holdings or ACL, as applicable, does not file a motion with the Bankruptcy Court seeking the approval of the Termination Amount within ten (10) Business Days after the commencement of the Chapter 11 Case (or if the Chapter 11 Case is an involuntary bankruptcy case, within ten (10) Business Days after entry of a Chapter 11 order for relief) and an order approving the Termination Amount shall not have been entered by the Bankruptcy Court within 20 Business Days of the filing of the Chapter 11 Case (or if the Chapter 11 Case is an involuntary bankruptcy case, within 20 Business Days after entry of a chapter 11 order for relief) and, as of the time of such termination of this Agreement, such order approving the Termination Amount has not been entered by the Bankruptcy Court;

                  (ii) a Disclosure Statement that is not materially inconsistent with the terms of this Agreement shall not have been approved by the Bankruptcy Court within 90 days after the commencement of the Chapter 11 Case;

                  (iii) the Chapter 11 Plan (not materially inconsistent with the terms and conditions of this Agreement) is not confirmed within 120 days after the commencement of the Chapter 11 Case;

                  (iv) the Chapter 11 Plan (not materially inconsistent with the terms and conditions of this Agreement) shall not have become effective within 140 days after the commencement of the Chapter 11 Case;

                  (v) there shall be any modification to, or severance of any provision of, the Chapter 11 Plan that is materially inconsistent with the terms and conditions of this Agreement;

                  (vi) a Final Order is entered that has the practical effect of preventing confirmation of the Chapter 11 Plan within 140 days of the commencement of the Chapter 11 Case; provided,

that if ACL Holdings and ACL and DHC mutually agree to consummate the transactions contemplated by this Agreement under Section 363 of the Bankruptcy Code, then Section 12.1(g) (other than Section 12.1(g)(i)) shall be inapplicable; or

            (h) by ACL Holdings or ACL or by DHC, if the Bankruptcy Court approves a Superior Proposal; provided, that no termination of ACL's obligations pursuant to this Section 12.1(h) shall be effective until the Superior Proposal Fee shall have been paid to DHC pursuant to Section 12.2(b) and Section 13.5 unless DHC is in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

            Section 12.2. Procedure and Effect of Termination.

            (a) In the event of the termination of this Agreement pursuant to
Section 12.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate and become void and have no effect, no Party shall have liability to any other Party in respect of this Agreement and the transactions contemplated hereby shall be abandoned without further action by the Parties, except that the provisions of this Section 12.2 and Article XIII shall survive the termination of this Agreement; provided, that such termination shall not relieve any Party of any liability for any willful breach of any covenant or agreement contained in this Agreement. If this

Agreement shall be terminated, all filings, applications and other submissions made in accordance with this Agreement shall, to the extent practicable, be withdrawn from the persons to which they were made.

            (b) In the event that this Agreement is terminated:

                  (i) pursuant to Section 12.1(d) by DHC or pursuant to Section 12.1(c) by ACL Holdings, pursuant to Section 12.1(f), or pursuant to Section 12.1(g), then ACL Holdings and ACL shall pay DHC a fee of $3,000,000 less any Expense Reimbursement (the "Break-Fee"); or

                  (ii) pursuant to Section 12.1(e), then ACL Holdings and ACL shall pay to DHC a fee of $4,000,000 less any Expense Reimbursement (the "Superior Proposal Fee"); or

                  (iii) pursuant to Section 12.1(b) or 12.1(h) and, as applicable, (A) a transaction constituting a Superior Proposal is consummated within twelve (12) months following such termination, then ACL Holdings and ACL shall pay DHC the Superior Proposal Fee, or (B) a transaction constituting an Acquisition Proposal is consummated, then ACL Holdings and ACL shall pay DHC the Break-Fee.

Notwithstanding the foregoing sentence, neither ACL Holdings nor ACL shall be obligated to pay, and shall not pay, the Termination Amount to DHC if this Agreement is terminated pursuant to Section 12.1 (i) as a direct or indirect consequence of a MAC Terrorist Event, (ii) as a result of the failure of the representation and warranty contained in Section 3.19(b) to be true and correct as of any particular date, or (iii) if at the time that this Agreement is terminated, DHC is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

            (c) ACL Holdings and ACL acknowledge that the agreements contained in this Section 12.2 and Section 13.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, DHC would not enter into this Agreement; accordingly, if ACL Holdings or ACL fails promptly to pay any amounts due pursuant to this Section 12.2 or Section 13.5, and, in order to obtain such payment, DHC commences a suit which results in a judgment against ACL Holdings or ACL for the fee set forth in this Section 12.2 or the Expense Reimbursement set forth in Section 13.5, ACL Holdings or ACL shall pay to DHC its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on such amounts at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                  ARTICLE XIII
                                  MISCELLANEOUS

            Section 13.1. Non-Survival. None of the representations or warranties of any Party contained in this Agreement or in any Exhibit or Schedule or any certificate, document or other instrument delivered in connection herewith shall survive the Closing. This Section 13.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after such time. It is acknowledged that there shall be no liability for any breach of representation or warranty set forth in this Agreement except by the party making such representation or warranty, and that the sole contractual remedy in respect of any such breach prior to Closing shall be the avoidance of Closing to the extent provided in Sections 8.1, 9.1, 10.1, and 11.1.

            Section 13.2. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of


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

the Parties and delivered to the other Parties. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section; provided, that receipt of originals and/or copies of such counterparts is thereafter confirmed.

            Section 13.3. Governing Law; Jurisdiction and Forum.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof, except for the internal matters of any corporation or limited liability company, as to which the corporate or limited liability company law of the jurisdiction of organization of such corporation or limited liability company shall apply.

            (b) By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the United States District Court for the District of Delaware. By execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.

            (c) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such person hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY CLAIM TO A TRIAL BY JURY IN ANY ACTION RESPECTING MATTERS ARISING OUT OF THIS AGREEMENT AND ANY OBJECTION TO THE LAYING OF VENUE OR PROCEEDING IN THE COURTS SPECIFIED IN SECTION 13.3(b) ABOVE.

            (d) In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

            Section 13.4. Entire Agreement; Third-Party Beneficiary. This Agreement (including agreements incorporated herein) contains the entire agreement among the Parties with respect to the subject matter hereof, and, other than the Senior Noteholder Lock-Up Agreement, the DHC Lock-Up Agreement, the Confidentiality Agreement, and the CSX Confidentiality Agreement, there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein or thereafter. This Agreement is not intended to confer upon any person not a Party hereto (or its successors and assigns permitted hereby) any rights or remedies hereunder.

            Section 13.5. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the preceding sentence, except as set forth in this Agreement, whether or not the Restructuring is consummated, all reasonable, documented advisory, legal and other costs and expenses incurred by DHC in connection with this Agreement and the transactions contemplated hereby shall be paid by ACL Holdings and ACL, up to a maximum of $1.0 million (the "Expense Reimbursement"), without regard to the $1.0 million advanced to DHC prior to the date hereof.

            Section 13.6. Notices. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices shall be effective only upon actual delivery to the persons and by the means provided herein. Notices to DHC shall be addressed to:

                 Danielson Holding Corporation
                 767 Third Avenue
                 New York, NY 10017
                 Attention: David M. Barse
                 Telecopy Number: (212) 888-0347

                 with a copy to:

                 Skadden, Arps, Slate, Meagher & Flom (Illinois)
                 333 West Wacker Drive
                 Suite 2100
                 Chicago, IL 60606
                 Attention: Peter C. Krupp, Esq.
                 Telecopy Number: (312) 407-0411

or at such other address and to the attention of such other person as DHC may designate by written notice to ACL Holdings. Notices to ACL Holdings or ACL shall be addressed to:

                 American Commercial Lines LLC
                 1701 E. Market Street
                 Jeffersonville, IN  47130
                 Attention: Robert G. Burns, Esq.
                 Telecopy Number: (812) 288-0294

                 with a copy to:

                 Kirkland & Ellis
                 Citigroup Center
                 153 East 53rd Street
                 New York, NY 10022
                 Attention: James H.M. Sprayregen, Esq.
                            Matthew A. Cantor, Esq.
                 Telecopy Number: (212) 446-4900


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

                 and with a courtesy copy to:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, NY 10019
                 Attention: Philip Mindlin, Esq.
                            Steven A. Cohen, Esq.
                 Telecopy Number: (212) 403-2347

or at such other address and to the attention of such other person as ACL Holdings or ACL may designate by written notice to the other Parties. Notices to any Preferred Unitholder, Common Unitholder, or Management Unitholder shall be addressed to such Party at such address and to the attention of such person as indicated on their signature page or, if not so indicated, as indicated on the books and records of ACL Holdings as of the date such notice is sent.

            Section 13.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that no Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties, except that DHC may assign any or all of its rights and interests hereunder to one or more of its wholly-owned Subsidiaries so long as no such assignment shall limit or otherwise affect DHC's obligations hereunder and all references to DHC hereunder shall be deemed also to include the wholly-owned Subsidiary of DHC to which DHC has assigned its rights and interests hereunder.

            Section 13.8. Headings; Definitions. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

            Section 13.9. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by the other Parties (but only with respect to the waiving Party) with any term or provision hereof on the part of any such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

            Section 13.10. Interpretation; Absence of Presumption; Confidentiality.

            (a) For purposes of this Agreement, (i) "to the knowledge of ACL" shall mean the actual knowledge of Michael C. Hagan, James J. Wolff, Robert G. Burns, Paul S. Besson, Michael Khouri, Martin Pepper, James Farley, Norb Whitlock, Robert Herre, Barry Uber, after due inquiry, and, solely for the purposes of Section 3.22, Judy Stout Hupp, after due inquiry of her foreign counterparts, and "to the knowledge of DHC" shall mean the actual knowledge of David M. Barse, James Hall, Michael Carney, Michael Lehmann, and Harold Drachman, after due inquiry, (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iv) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (v) the word "or" shall not be exclusive, (vi) provisions shall apply, when appropriate, to successive events and transactions, and (vii) in determining whether the 95% tender condition has been satisfied, the DHC Senior Notes shall be deemed to have been properly tendered in the Exchange Offer and Consent Solicitation.

            (b) For purposes of this Agreement, "material adverse change" or "material adverse effect," with respect to any person, means any change or effect that either individually or in the aggregate with all other such changes or effects is, or could reasonably be expected to be (whether or not such change, event or effect has, at the time in question, manifested itself in such person's historical financial statements), materially adverse to the business, operations, results of operations, properties, condition, financial or otherwise, assets or liabilities of such person and its Subsidiaries on a consolidated basis, but excluding any such change or effect resulting directly and primarily from (i) a MAC Restructuring Event, (ii) the failure of DHC, ACL Holdings, or ACL to employ any person on any terms, (iii) any change, effect, event or occurrence relating to the United States economy generally or (iv) to such person's industries generally (for both (iii) and (iv), other than as a result of any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States or South America (a "MAC Terrorist Event")) which change, effect, event or occurrence does not or would not reasonably be expected to have a materially disproportionate effect on such person relative to other persons in the same industries or the announcement or consummation of the transactions contemplated hereby; and the terms "material" and "materially" shall have correlative meanings.

            (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

            (d) It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits to this Agreement is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules or Exhibits to this Agreement in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes hereof.

            (e) All information received in the course of due diligence by DHC shall be subject to the terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall survive the termination of this Agreement. All information with respect to DHC received in the course of due diligence by CSX and Brown shall be subject to the terms and conditions of the CSX Confidentiality Agreement, which CSX Confidentiality Agreement shall survive the terms of this Agreement.

            Section 13.11. Severability. Any provision hereof which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof or the validity or enforceability of such provision in any other jurisdiction, unless such provision is a material term of the Restructuring. The Parties shall negotiate in good faith to replace any provision so held to be invalid or unenforceable so as to implement most effectively the transactions contemplated by such provision in accordance with the Parties' original intent and if the Parties are unable to reach agreement, then each Party shall have a right to terminate the Agreement in accordance with the provisions of Article XII.

            Section 13.12. Timing. Time shall be of the essence in the performance of the obligations, covenants and agreements contained in this Agreement.


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

            Section 13.13. Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. If a matter is disclosed in any Schedule to this Agreement or in any ACL SEC Document, it shall be deemed to have been disclosed with respect to all Schedules to this Agreement for which its relevance is evident from the disclosure made; provided, that the disclosure in such Schedule or in such ACL SEC Document is sufficient to reasonably inform the non-disclosing party of the information required to be discussed in another Schedule to avoid a misrepresentation under the counterpart section or paragraph of this Agreement. For the avoidance of doubt, the mere listing in any Schedule to this Agreement of a document or other item shall be deemed adequate to disclose an exception to a representation or warranty made herein only if such listing of the document or item in the Schedule is sufficient to reasonably inform a party of such exception to such representation or warranty. Inclusion of any matter in any Schedule does not imply that such matter would, under the provisions of this Agreement, have to be included in such Schedule.

            Section 13.14. Acknowledgments. The Parties acknowledge that all actions taken by ACL Holdings or ACL pursuant to this Agreement shall require the prior approval of their respective Board of Representatives.

                                    * * * * *


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

            IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the date first above written.

                                        DANIELSON HOLDING CORPORATION

                                        By: ____________________________________
                                            Name:
                                            Title:


                                        AMERICAN COMMERCIAL LINES HOLDINGS LLC

                                        By: ____________________________________
                                            Name:
                                            Title:


                                        AMERICAN COMMERCIAL LINES LLC

                                        By: ____________________________________
                                            Name:
                                            Title:

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                      [PREFERRED UNITHOLDER SIGNATURE PAGE]

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                     [MANAGEMENT UNITHOLDER SIGNATURE PAGE]